As filed with the Securities and Exchange Commission on October 4, 1996
                                                       Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM S-11
                           REGISTRATION STATEMENT
                      under THE SECURITIES ACT OF 1933
               OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

                     PROVIDENT PREFERRED CAPITAL CORP.
    (Exact Name of Registrant as Specified in its Governing Instruments)

                              MARK E. MAGEE, ESQ.
               One East Fourth Street, Cincinnati, Ohio 45202
                               (513) 579-2801
                   (Name, Address and Telephone Number of
      Registrant's Principal Executive offices and Agent for Service)


       J. David Rosenberg, Esq.             Richard F. Kadlick, Esq.
      Keating, Muething & Klekamp       Skadden, Arps, Slate, Meagher & Flom
        1800 Provident Tower                   919 Third Avenue
     One East Fourth Street                 New York, New York 10022
     Cincinnati, Ohio 45202                 Telephone: (212) 735-3000
     Telephone: (513) 579-6400              Facsimile: (212) 735-2000
     Facsimile: (513) 579-6457



        Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box. [   ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of
the earlier effective registration statement for the same offering. [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                          CALCULATION OF REGISTRATION FEE
===============================================================================
                                       Proposed      Proposed
                                       Maximum       Maximum
                                       Offering     Aggregate
Title of Securities     Amount Being   Price Per    Offering   Amount of
Being Registered        Registered      Share(1)    Price      Registration Fee
-------------------------------------------------------------------------------
% Non Cumulative
Preferred Stock,         2,000,000      $25.00     $50,000,000     $15,151.52
Series A
===============================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.


                               PROVIDENT PREFERRED CAPITAL CORP.
                                     CROSS-REFERENCE SHEET

======================================================================================
    ITEM                                                     LOCATION IN
   NUMBER         CAPTION                                    PROSPECTUS
======================================================================================
     1.    Forepart of Registration Statement and    Forepart of Registration Statement
           Outside Front Cover Page of Prospectus    and Outside Front Cover Page

---------------------------------------------------------------------------------------
     2.    Inside Front and Outside Back Cover       Inside Front and Outside Back Pages
           Pages of Prospectus
----------------------------------------------------------------------------------------
     3.    Summary Information, Risk Factors and     Prospectus Summary; The Company; Risk
           Ratio of Earnings to Fixed Charges        Factors; Business and Strategy;



                                                     Certain Transactions Constituting the
                                                     Formation
-----------------------------------------------------------------------------------------
     4.    Determination of Offering Price           Not Applicable
-----------------------------------------------------------------------------------------
     5.    Dilution                                  Not Applicable
-----------------------------------------------------------------------------------------
     6.    Selling Security Holders                  Not Applicable
-----------------------------------------------------------------------------------------
     7.    Plan of Distribution                      Underwriting
-----------------------------------------------------------------------------------------
     8.    Use of Proceeds                           Use of Proceeds
-----------------------------------------------------------------------------------------
     9.    Selected Financial Data                   Not Applicable
-----------------------------------------------------------------------------------------
     10.   Management's Discussion and Analysis of   Not Applicable
           Financial Condition and Results of
           Operations
-----------------------------------------------------------------------------------------
     11.   General Information as to Registrant      Prospectus Summary; The Company;
                                                     Management; Business and Strategy;
                                                     Certain Transactions Constituting the
                                                     Formation
-----------------------------------------------------------------------------------------
     12.   Policy with Respect to Certain            Prospectus Summary; Risk Factors;
           Activities                                Business and Strategy; Description of
                                                     Capital Stock; Federal Income Tax
                                                     Considerations
------------------------------------------------------------------------------------------
     13.   Investment Policies of Registrant         Prospectus Summary; Risk Factors;
                                                     Business and Strategy; Description of
                                                     Capital Stock; Federal Income Tax
                                                     Considerations
------------------------------------------------------------------------------------------
     14.   Description of Real Estate                Prospectus Summary; Business and
                                                     Strategy
------------------------------------------------------------------------------------------
     15.   Operating Data                            Capitalization; Business and Strategy
------------------------------------------------------------------------------------------
     16.   Tax Treatment of Registrant and its       Prospectus Summary; Federal Income
           Security Holders                          Tax Considerations
------------------------------------------------------------------------------------------
     17.   Market Price of and Dividends on the      Business and Strategy Dividend
           Registrant's Common Equity and Related    Policy; Certain Transactions
           Stockholder Matters                       Constituting the Formation
-------------------------------------------------------------------------------------------
     18.   Description of Registrant's Securities    Summary of the Offering; Description
                                                     of Capital Stock
-------------------------------------------------------------------------------------------
     19.   Legal Proceedings                         Business and Strategy--Legal
                                                     Proceedings
-------------------------------------------------------------------------------------------
     20.   Security Ownership of Certain Beneficial  Risk Factors; Management; Certain
           Owners and Management                     Transactions Constituting the
                                                     Formation
-------------------------------------------------------------------------------------------
     21.   Directors and Executive Officers          Management
-------------------------------------------------------------------------------------------
     22.   Executive Compensation                    Management
-------------------------------------------------------------------------------------------
     23.   Certain Relationships and Related         Summary of the Offering; Risk
           Transactions                              Factors; Use of Proceeds; Business
                                                     and Strategy; Certain Transactions
                                                     Constituting the Formation
--------------------------------------------------------------------------------------------
     24.   Selection, Management and Custody of      Risk Factors; Use of Proceeds;
           Registrant's Investments                  Business and Strategy General
                                                     Description of Mortgage Loans;
                                                     Investment Policy; Certain
                                                     Transactions Constituting the
                                                     Formation
-------------------------------------------------------------------------------------------
     25.   Policies with Respect to Certain          Risk Factors; Use of Proceeds;
           Transactions                              Business and Strategy--General
                                                     Description of Mortgage Loans;
                                                     Investment Policy; Certain
                                                     Transactions Constituting the
                                                     Formation
-------------------------------------------------------------------------------------------
     26.   Limitation of Liability                   Management--Limitation on Liability of
                                                     Directors and Officers
-------------------------------------------------------------------------------------------
     27.   Financial Statements and Information      Index to Financial Statements
-------------------------------------------------------------------------------------------
     28.   Interests of Named Experts and Counsel    Certain Legal Matters; Experts
-------------------------------------------------------------------------------------------
     29.   Disclosure of Commission Position on      Not Applicable
           Indemnification for Securities Act
           Liabilities
===========================================================================================


     Information contained herein is subject to completion or amendment.
     A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or the sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                              SUBJECT TO COMPLETION
                              DATED OCTOBER 4, 1996

                                2,000,000 SHARES
                        PROVIDENT PREFERRED CAPITAL CORP.
                [     ]% NON-CUMULATIVE PREFERRED STOCK, SERIES A
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

          Provident Preferred Capital Corp. (the "Company") is hereby
     offering 2,000,000 shares of its       % non-cumulative Preferred
     Stock, Series A, par value $25.00 per share (the "Series A Preferred Shares"). Dividends on the Series A Preferred Shares of the Company will be payable quarterly, if, when and as declared by the Board of Directors of the Company, on the last day of March, June, September and December of each year or if such day is not a business day, the
     next succeeding day, commencing           , 1996, at the rate of
     % per annum of the liquidation preference (an amount equal to $25.00 per share).
          The Series A Preferred Shares are not redeemable prior to       ,
     20[01] (except upon the occurrence of a Tax Event as described
     herein). On and after       , 20[01], the Series A Preferred Shares
     may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus declared and unpaid dividends, if any, to the redemption date, without interest and, without duplication, an additional amount equal to the amounts of dividends that would be payable on the Series A Preferred Shares from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared). The Series A Preferred Shares are perpetual and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. Because dividends are non-cumulative, if no dividend is declared on the Series A Preferred Shares by the Board of Directors of the Company for a quarterly dividend period, holders of the Series A Preferred Shares will have no right to receive, and the Company will have no obligation to pay a dividend for that period, whether or not dividends on the Series A Preferred Shares are declared by the Board of Directors of the Company for any future period. The Company intends to maintain its status as a real estate investment trust ("REIT") and plans to distribute at least 95% of its REIT taxable income to its stockholders. See "Federal Income Tax Considerations."
        The Company has been formed for the purpose of acquiring, holding and managing single family residential and commercial real estate mortgage loans, mortgage-backed securities and cash ("Mortgage Assets"). The Company expects that its Mortgage
     Assets will be acquired from The Provident Bank, a state chartered commercial bank (the "Bank"), affiliates of the Bank and third parties. All of the shares of the Company's common stock, no par value (the "Common Stock"), are owned by the Bank.
     The Bank has agreed that, so long as any Series A Preferred
     Shares are outstanding, it will maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company.
        The Company expects to qualify as a REIT for federal income tax purposes, commencing with its initial taxable year ending
     December 31, 1996. With limited exceptions, no person or persons acting as a group is permitted to beneficially own more than % in the aggregate of the lesser of the number of issued and outstanding shares of preferred stock of the Company, including the Series A Preferred Shares, or the value of all of the issued and outstanding shares of the Company. See "Description of Capital Stock Restrictions on Ownership and Transfer."
        Prior to the offering, there has been no market for the Series A Preferred Shares. Application will be made to list the Series A Preferred Shares on the New York Stock Exchange.
        See "Risk Factors" for a description of certain risks that should be considered in connection with an investment in the Series A Preferred Shares.


      THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
            OTHER DEBT OBLIGATIONS OF A BANK AND ARE NOT INSURED BY
             THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER
                       GOVERNMENTAL AGENCY OR OTHERWISE

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE

                                       UNDERWRITING
                    INITIAL PUBLIC     DISCOUNTS AND        PROCEEDS TO
                   OFFERING PRICE (1)  COMMISSIONS (2)(3)    COMPANY (4)
                   -----------------   ------------------   ------------
     Per Series A



      Preferred Share   $25.00          $                   $
     Total (5) . .      $50,000,000     $                   $

     ________________
     (1)  Plus accrued dividends, if any, from      , 1996.
     (2) The Company and the Bank have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
     (3) As compensation for arranging the offering (the "Underwriters' Compensation"), the Company has agreed to pay to the Underwriters
                % per Series A Preferred Share, except for Series A Preferred Shares sold to certain institutions for which the
          Underwriters' Compensation will be       % per Series A Preferred
          Share.
     (4)  Before deducting expenses payable by the Company estimated at
          $      .
     (5)  The Company has granted the Underwriters an option for 30 days to
          purchase up to an additional               Series A Preferred
               Shares at the initial public offering price per Series A Preferred Share, less underwriting discounts, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds
          to Company will be $                 , $        and $        ,
               respectively. See "Underwriting."

        The Series A Preferred Shares are offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Series A Preferred Shares will be ready for delivery through the facilities of The Depository Trust Company in New York,
     New York on or about       , 1996.

     LEHMAN BROTHERS
                  The date of this Prospectus is       , 1996.


        IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THE OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-11 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Series A Preferred Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Series A Preferred Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto.

        The Registration Statement and the exhibits forming a part thereof filed by the Company with the Commission can be inspected at and copies can be obtained from the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

        The Articles of Incorporation establish the rights, preferences and limitations of the Series A Preferred Shares and provide that the Company shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for so long as any of the Series A Preferred Shares are outstanding and pursuant thereto will furnish shareholders with annual reports containing audited financial statements.


                             PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. See "Glossary" commencing at page 63 for the definitions of certain terms used in this Prospectus. The offering of approximately
     2,000,000 shares of    % Non-Cumulative Preferred Stock, Series
     A, par value $25.00 per share (the "Series A Preferred Shares"), is referred to herein as the "Offering." Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option described in "Underwriting" is not exercised.

                                THE OFFERING

        For a more complete description of the terms of the Series A Preferred Shares specified in the following summary, see
     "Description of Series A Preferred Shares."

     Issuer  . . . . .    Provident Preferred Capital Corp., an Ohio
                          corporation (the "Company"), is a
                          corporation created for the purpose of
                          acquiring, holding and managing single
                          family residential and commercial real
                          estate mortgage loans, mortgaged-backed
                          securities and cash.

     Securities
       Offered . . . .    2,000,000 Series A Preferred Shares.

     Ranking . . . . .    The Series A Preferred Shares will rank
                          senior to the Company's common stock, no par value (the "Common Stock"). With respect to the payment of dividends and other amounts upon liquidation, dissolution or winding up of the Company, additional shares of preferred stock of the Company
                          (the "Preferred Stock") ranking senior to the Series A Preferred Shares may not be issued without the approval of holders of at least 66 2/3% of the Preferred Stock, including the Series A Preferred Shares.
                          Additional shares of Preferred Stock
                          ranking on a parity with the Series A
                          Preferred Shares may not be issued without the approval of a majority of the Independent Directors (as hereinafter defined).

     Use of Proceeds .    The net proceeds to the Company from the
                          Offering, together with proceeds received
                          in connection with the sale of shares of
                          Common Stock to The Provident Bank, a state
                          chartered commercial bank and the parent of
                          the Company (the "Bank") (currently
                          estimated by the Company to be
                          approximately $            in the
                          aggregate), will be used to purchase the Company's initial portfolio of Mortgage
                          Assets and to pay the expenses of the
                          Offering and the formation of the Company.
                          See "Use of Proceeds."

     Dividends . . . .    Cash dividends on the Series A Preferred
                          Shares are non-cumulative and will be
                          payable at an annual rate of     % per
                          share if, when and as declared by the Board of Directors of the Company (the "Board of Directors"). If the Board of Directors does not declare a dividend with respect to any quarterly dividend period (each, a "Dividend Period"), holders of the Series A
                          Preferred Shares will have no right to
                          receive a dividend on the Series A
                          Preferred Shares in respect of such
                          Dividend Period and the Company will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid in any future period.
                          Dividends are payable quarterly in equal amounts (prorated for any Dividend Period that is other than three full months based on a 360-day year of 12 30-day months) on March 31, June 30, September 30 and
                          December 31 or, if any such day is not a business day, on the next business day.
                          See "Description of Series A Preferred
                          Shares Dividends."

     Liquidation
       Preference . .   The liquidation preference for each Series A
                        Preferred Share is $25.00 plus an amount equal to declared and unpaid dividends, if any, thereon. See "Description of Series A
                        Preferred Shares Rights Upon Liquidation."

     Redemption  . . .    The Series A Preferred Shares are not
                          redeemable prior to        , 20[01] (except
                          upon the occurrence of a Tax Event as
                          defined in "Description of Series A
                          Preferred Shares Redemption"). On and after



                                , 20[01], the Series A Preferred
                          Shares may be redeemed for cash at the
                          option of the Company, in whole or in part,
                          at any time and from time to time, at a
                          redemption price of $25.00 per share, plus
                          declared and unpaid dividends, if any, to
                          the date fixed for redemption, without
                          interest and, without duplication, an
                          additional amount equal to the amount of
                          dividends that would be payable on the
                          Series A Preferred Shares in respect of the
                          period from the first day of the Dividend
                          Period in which the date fixed for
                          redemption occurs to the date fixed for
                          redemption (assuming all such dividends
                          were to be declared) (the "Redemption
                          Price").  Upon the occurrence of a Tax
                          Event, the Company will have the right at
                          any time to redeem the Series A Preferred
                          Shares in whole (but not in part) for the
                          Redemption Price.   See "Description of
                          Series A Preferred Shares Redemption."

     Voting Rights . .    Holders of Series A Preferred Shares will
                          not have any voting rights, except as
                          required by law or as expressly described herein. In matters as to which the holders of Series A Preferred Shares may vote, each Series A Preferred Share shall be entitled to one vote. See "Description of Series A
                          Preferred Shares Voting Rights."

     Ownership Limits     Ownership of more than       % of the
                          lesser of the number of issued and
                          outstanding shares of Preferred Stock,
                          including the Series A Preferred Shares
                          offered hereby, or the value of all issued and outstanding shares of the Company, is restricted in order to preserve the Company's status as a REIT for federal income tax purposes.

     Trading . . . . .    Application will be made to list the Series
                          A Preferred Shares on the New York Stock
                          Exchange.

     Ratings . . . . .    It is expected that the Series A Preferred
                          Shares will be rated by Standard & Poor's
                          Corporation ("S&P"), Moody's Investors
                          Service, Inc. ("Moody's"), Fitch Investors
                          Service, L.P. ("Fitch") and Duff and Phelps
                          Credit Rating Co. ("DCR").  A security
                          rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

                                  THE COMPANY

          The Company is a newly formed Ohio corporation incorporated on September 9, 1996 created for the purpose of acquiring, holding and managing Mortgage Assets. The Company will elect to be subject to tax as a REIT under the Code and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. All of the shares of the Company's Common Stock are owned by the Bank. The Bank has agreed that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company.

          The Company's principal business objective is to acquire, hold and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company expects that all of its Mortgage Assets will be acquired from the Bank, affiliates of the Bank or third parties as Mortgage Backed Securities (as defined herein) or whole loans ("Mortgage Loans") secured by first mortgages or deeds of trust on single family residential or commercial real estate properties.

          Simultaneously with the consummation of the Offering, the Bank will purchase shares of Common Stock for a price equal to $
      million. The Company will use the aggregate proceeds of approximately $100 million received in connection with both the Offering and such sale of shares of Common Stock to the Bank to purchase a portfolio of Mortgage Assets (the "Initial Portfolio") from the Bank, its affiliates and third parties. If the Underwriters exercise their option to purchase additional Series A Preferred Shares to cover over-allotments, the Bank will purchase additional shares of Common Stock for a price equal to the aggregate public offering price of the additional Series A Preferred Shares purchased pursuant to the Underwriters' over-allotment option, and the Company will use the additional proceeds from any such additional sales of Series A Preferred Shares and Common Stock to purchase additional Mortgage Loans of the types described in "Business and Strategy Description of the



     Initial Portfolio." See "Use of Proceeds." Simultaneously with the consummation of the Offering (or upon the exercise by the Underwriters of their over-allotment option), the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting discounts and expenses incurred by the Company in connection with the Offering (including without limitation any underwriting discounts associated with the exercise by the Underwriters of their over-allotment option) and all expenses incurred by the Company in connection with its formation in order to provide the Company with funds sufficient to pay such expenses.

          On        , 1996, the Mortgage Assets to be included in the
     Initial Portfolio had an aggregate outstanding principal balance of at least $100,000,000. The Initial Portfolio will consist entirely of cash, Mortgage Backed Securities and Mortgage Loans secured solely by first mortgages or deeds of trust on single family residential (one- to four-family) properties ("Residential Mortgage Loans") and commercial properties ("Commercial Mortgage
     Loans").  Approximately    % of the Initial Portfolio (measured
     by the aggregate outstanding principal balance as of           ,
     1996 (the "Cut-Off Date")) will be Residential Mortgage Loans and the remainder will be Commercial Mortgage Loans. See "Business and Strategy Description of the Initial Portfolio Mortgage Loans." The Bank will act as the servicer for the Commercial and Residential Mortgage Loans included in the Initial Portfolio and will be entitled to receive fees in connection with the servicing of such Mortgage Loans. The Bank has contracted, and may continue to subcontract, the servicing of the Residential Mortgage Loans to a subservicer. See "Business and Strategy Servicing."

          The Company and the Bank believe that the fair value of the Initial Portfolio will equal or exceed the amount that the Company will pay for the Initial Portfolio (approximately $100,000,000). However, no third party valuations of the Mortgage Loans portions of the Initial Portfolio have been or will be obtained for purposes of the Offering. See "Risk Factors No Third Party Valuation of the Mortgage Loans; No Arm's-Length Negotiations with Affiliates."

          The Company will enter into an advisory agreement with the Bank (the "Advisory Agreement") pursuant to which the Bank will administer the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is hereinafter referred to as the "Advisor." The Advisor will be responsible for (i) monitoring the credit quality of Mortgage Assets held by the Company, and (ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets. The Advisor may from time to time subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates involved in the business of managing Mortgage Assets. If no affiliate of the Advisor is engaged in the business of managing Mortgage Assets, the Advisor may, with the approval of a majority of its Board of Directors, as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement. The Advisor and its personnel have substantial experience in mortgage finance and in the administration of Mortgage Loans.

          The Advisory Agreement will have an initial term of five years, and will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the Advisor by the Company. The Advisory Agreement may be terminated by the Company at any time upon 90 days' prior notice. As long as any Series A Preferred Shares remain outstanding, any decision by the Company to terminate the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor will be entitled to
     receive an advisory fee equal to     % per annum of the principal
     amount of the Mortgage Assets then owned by the Company. See "Management The Advisor."

          The initial Board of Directors of the Company is composed of seven members, five of whom will be Independent Directors. An "Independent Director" is a director who is not a current officer or employee of the Company, the Bank or any affiliate of the Bank. Pursuant to the Articles of Incorporation, the Independent Directors are required to take into account the interests of the holders of both the Series A Preferred Shares and the Common Stock in assessing the benefit to the Company of any proposed action requiring their approval. The Company currently has four officers, each of whom is also an employee of the Advisor. The Company has no other employees and does not anticipate that it will require additional employees. See "Management."

          The Company may from time to time purchase additional Mortgage Loans or interests in new Mortgage Loans or other assets (as long as such assets can be purchased in compliance with applicable REIT rules) out of proceeds received in connection with the repayment or disposition of Mortgage Assets or the issuance of additional shares of Common Stock and Preferred Stock. Up to 25% of the assets of the REIT may be assets other than Mortgage Assets. Additional shares of Preferred Stock ranking senior to the Series A Preferred Shares may not be issued by the Company without the approval of holders of at least 66 2/3% of the outstanding Preferred Stock, including the Series A Preferred Shares. Additional shares of Preferred Stock ranking on a parity with the Series A Preferred Shares may not be issued by the Company without the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares Voting Rights" and " Independent Director Approval." The Company does not currently intend to issue any additional shares of Preferred Stock unless it simultaneously issues additional shares of Common Stock to the Bank and the aggregate proceeds to be received from such issuance of Common Stock approximately equals the sum of the aggregate offering price of such additional Preferred Stock and the Company's expenses (including any underwriting discounts or placement fees) incurred in connection with the issuance of such additional shares of Preferred Stock.

          The Company currently anticipates that all of the Mortgage Loans that it may acquire in the future will be purchased from the Bank, affiliates of the Bank or from third parties. The Company expects that any such later-acquired Mortgage Loans will represent first lien positions, will be acquired on a basis consistent with secondary market standards and will have been originated and underwritten in conformity with standards generally applied by the Bank or affiliates of the Bank at the time the Mortgage Loans were originated. The Company's current policy also prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan, which Mortgage Loan (i) is delinquent in the payment of principal or interest; or (ii) is or was at any time during the preceding 12 months (a) classified,
     (b) in nonaccrual status, or (c) renegotiated due to financial deterioration of the borrower. The Company anticipates that the right to service Mortgage Loans acquired by the Company in the future will be retained by the Bank and that the Bank will service the Commercial Mortgage Loans acquired by the Company and subcontract the servicing of the Residential Mortgage Loans to a subservicer.

          As a newly formed entity, the Company has no prior operating history. As of the date hereof, it has $1,000 in assets, $1,000 in stockholder's equity and no indebtedness. Immediately after the issuance by the Company of the Series A Preferred Shares to the public and the Common Stock to the Bank and the purchase by the Company of the Initial Portfolio, the Company (assuming that
     (i) the Underwriters' over-allotment option is not exercised and
     (ii) there are $           in aggregate offering and
     organizational expenses), will have $100,000,000 in Mortgage Assets, $1,000 of capital attributable to the Series A Preferred Shares, $50,000,000 of capital attributable to the Common Stock and $49,999,000 of additional paid-in capital. See "Capitalization."

          The principal executive offices of the Company are located at One East Fourth Street, Cincinnati, Ohio 54202, telephone number (513) 579-2000.

                         TAX STATUS OF THE COMPANY

          The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its initial taxable year ending December 31, 1996. As a REIT, the Company generally will not be subject to federal income tax on net income and capital gains that it distributes to the holders of its Common Stock and Preferred Stock, including the Series A Preferred Shares.

          A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to stockholders at least 95% of its REIT taxable income. Notwithstanding qualification for taxation as a REIT, the Company may be subject to certain state and/or local taxes on its income and property and federal income and excise taxes on its undistributed income. See "Risk Factors Tax Risks" and "Federal Income Tax Considerations."


                                RISK FACTORS

          Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Series A Preferred Shares in the Offering.

     NO OPERATING HISTORY; DEPENDENCE UPON THE BANK AS ADVISOR AND
     SERVICER

          The Company is a newly organized corporation with no operating history and has no revenues to date. The Company will be dependent for the selection, structuring and monitoring of its Mortgage Assets on the diligence and skill of its officers and the officers and employees of the Advisor. See "Management." In addition, the Company will be dependent upon the expertise of the



     Bank for the servicing of its Mortgage Loans. The Advisor may subcontract all or a portion of its obligations under the Advisory Agreement, and the Bank may subcontract all or a portion of its obligations under each of the Seller's Warranties, Sale and Servicing Agreements, to one or more affiliates and under certain conditions to non-affiliates involved in the business of managing Mortgage Assets. In the event the Advisor or the Bank subcontracts its obligations in such a manner, the Company will be dependent upon the subcontractor to provide services. See "Management The Advisor" and "Business and Strategy Servicing."

     RISKS ASSOCIATED WITH THE COMPANY BEING A SUBSIDIARY OF THE BANK

          Because the Company is a subsidiary of the Bank, federal and state banking authorities will have the right to examine the Company and its activities. Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, such banking authorities will have the authority to restrict the ability of the Company to transfer assets or to make dividends or other distributions to its stockholders. Such actions could potentially result in the Company failing to qualify as a REIT.

     DIVIDENDS NOT CUMULATIVE

          Dividends on the Series A Preferred Shares are not cumulative. Consequently, if the Board of Directors does not declare a dividend on the Series A Preferred Shares for any period, the holders of the Series A Preferred Shares would not be entitled to recover such dividend whether or not funds are or subsequently become available therefor. The Board of Directors may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividends on the Series A Preferred Shares or no dividends for any quarter notwithstanding that funds are available therefor. Factors that would be considered by the Board of Directors in making this determination are the Company's financial condition and capital needs, the impact of legislation and regulations as then in effect or as may be proposed, economic conditions, and such other factors as the Board may deem relevant. Notwithstanding the foregoing, to remain qualified as a REIT, the Company must distribute annually at least 95% of its annual REIT taxable income to stockholders.


     INTEREST RATE RISK

          The Company's income will consist primarily of interest payments on the Mortgage Assets held by it. The Company anticipates most of its Mortgage Loans will bear interest at floating rates. Further, some Mortgage Loans may mature prior to any date on which the Series A Preferred Shares may be redeemed. Likewise, since generally the Mortgage Loans amortize, the Company expects to purchase other Mortgage Loans with the funds made available from such amortization. To mitigate the impact fluctuations in the rate of interest on such assets, the Initial Portfolio includes Mortgage Assets having a principal amount equal to at least twice the principal amount of the Series A Preferred Shares to be issued. However, since the rate at which dividends are required to be paid on the Series A Preferred Shares is fixed and as Mortgage Loans amortize there can be no assurance that they can be replaced by Mortgage Loans calculating interest at similar rates, there can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.

     RISKS ASSOCIATED WITH MORTGAGE LOANS GENERALLY

          An investment in the Series A Preferred Shares may be adversely affected by, among other things, a decline in real estate values. In the event that the Mortgage Loans held by the Company become nonperforming, the Company may not have funds sufficient to pay dividends on the Series A Preferred Shares. Factors that could affect the value of the Mortgage Assets held by the Company include the following:

       STRUCTURAL RISKS OF MORTGAGE LOANS

          The Company generally does not intend to obtain credit enhancements such as primary mortgage insurance or mortgagor bankruptcy insurance or to obtain special hazard insurance for its Mortgage Loans or letters of credit, which will in each case only relate to individual Mortgage Loans. Accordingly, during the time that it holds Mortgage Loans for which third party insurance is not obtained, the Company will be subject to risks of borrower delinquencies and defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In addition, in the event of a default on any Mortgage Loan held by the Company resulting from declining property values or worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between (i) the value of the related mortgaged property, plus any payments from an insurer and (ii) the amount owing on the Mortgage Loan.




       REAL ESTATE MARKET CONDITIONS

          The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company, such as: (i) local and other economic conditions affecting real estate values; (ii) the ability of tenants to make lease payments; (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and make other tenant concessions; (iv) interest rate levels and the availability of credit to refinance such loans at or prior to maturity; and (v) increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental controls and regulations. The results of the Company's operations depend on, among other things, the level of interest income generated by the Mortgage Assets, the market value of such Mortgage Assets and the supply of and demand for such Mortgage Assets. Further, no assurance can be given that the values of the properties securing the Mortgage Loans included in the Initial Portfolio have remained or will remain at the levels existing on the dates of origination of such Mortgage Loans.

       COMMERCIAL MORTGAGE LENDING

          The Initial Portfolio includes Commercial Mortgage Loans and the Company intends to acquire additional Commercial Mortgage Loans with funds made available from the Mortgage Loans. Commercial mortgage lending is generally viewed as exposing the lender to a greater risk of loss than one- to- four-family residential ("Single Family") lending. Commercial lending typically involves larger loans to single borrowers or groups of related borrowers than residential one- to four-family mortgage loans. Accordingly, a decline in the financial condition of the obligor may have a disproportionately greater effect on the net operating income from such properties than would be the case with respect to properties with multiple tenants. Further, the repayment of Mortgage Loans secured by income producing properties is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. Commercial real estate can be affected significantly by the supply and demand in the market for the type of property securing the loan and, therefore, may be subject to adverse economic conditions. Market values may vary as a result of economic events or governmental regulations outside the control of the borrower or lender, such as rent control laws in the case of multifamily mortgage loans, which impact the future cash flow of the property. Furthermore, the liquidation value of any property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental or occupancy rates; increases in interest rates, real estate and personal property tax rates and other operating expenses, including energy costs; changes in governmental rules, regulations and fiscal policies, including environmental legislation; acts of God; and other factors.

          Additionally, real estate underlying each Mortgage Loan (the "Mortgaged Property") may not readily be converted to an alternative use in the event that the operation of such property for its original purpose becomes unprofitable for any reason. In such cases, the conversion of the property to an alternative use would generally require substantial capital expenditures. Thus, if the borrower becomes unable to meet its obligations under the related Mortgage Loan, the liquidation value of any such Mortgage Asset may be substantially less, relative to the amount outstanding on the related Mortgage Loan, than would be the case if such Mortgage Loan were readily adaptable to other uses.

          Further,      of the properties, representing approximately
      % of the Initial Portfolio (by principal balance), are retail properties. Retail properties are affected by the success of the retail industry which has been subject to increased competition in recent years.

          Office properties may also be adversely affected if there is an economic decline in the business operated by their tenants. The risk of such an adverse effect is increased where revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.
       of the properties, representing approximately    % of the
     Initial Portfolio (by principal balance), are office properties.

          Industrial and warehouse properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment (e.g., a decline in defense spending), and a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally
     obsolete related to newer properties.       of the properties,



     representing approximately    % of the Initial Portfolio (by
     principal balance), are industrial or warehouse properties.

       LIMITED RECOURSE

          The Commercial Mortgage Loans are not insured or guaranteed by any governmental entity or private mortgage insurer. Although certain of the Commercial Mortgage Loans may be guaranteed by, or provide for recourse to, the partners, shareholders or affiliates of the related borrowers, it is unclear whether such guarantees or recourse will provide any future value to the Company in the event that a default occurs on the related Commercial Mortgage Loan. As a result, it should be assumed that recourse in the case of a default of a Commercial Mortgage Loan will be limited to the related Mortgaged Property and such other assets, if any, as were pledged to secure repayment thereof.

       GEOGRAPHIC CONCENTRATION

          In addition to the foregoing, certain geographic regions of the United States from time to time will experience natural disasters or weaker regional economic conditions and housing markets and, consequently, may experience higher rates of loss and delinquency on Mortgage Loans generally. Any concentration of the Mortgage Loans in such a region may present risks in addition to those generally present with respect to Mortgage Loans generally. The Company currently anticipates that approximately
      % of the Mortgage Properties underlying the Commercial Mortgage Loans included in the Initial Portfolio will be located in Ohio,
     and     % of the Mortgaged Properties underlying the Residential
     Mortgage Loans included in the Initial Portfolio will be located in Ohio. These Mortgage Loans may be subject to a greater risk of default than other comparable mortgage loans in the event of adverse economic, political or business developments or natural hazards that may affect the region and the ability of property owners in the region to make payments of principal and interest on the underlying mortgages. See "Business and Strategy Description of Initial Portfolio Geographic Distribution" herein for further information regarding the geographic concentration of the Mortgage Loans in the Initial Portfolio.

       DELAYS IN LIQUIDATING DEFAULTED MORTGAGE LOANS

          Even assuming that the Mortgaged Properties underlying the Mortgage Loans held by the Company provide adequate security for such Mortgage Loans, substantial delays could be encountered in connection with the liquidation of defaulted Mortgage Loans, with corresponding delays in the receipt of related proceeds by the Company. An action to foreclose on a Mortgaged Property is regulated by state statutes and rules, and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. Furthermore, in some states an action to obtain a deficiency judgment is not permitted following a nonjudicial sale of a Mortgaged Property. In the event of a default by a borrower, these restrictions, among other things, may impede the ability of the Company to foreclose on or sell the Mortgaged Property or to obtain proceeds sufficient to repay all amounts due on the related Mortgage Loan. In addition, any servicer of the Mortgage Loans will likely be entitled to deduct from collections received all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated Mortgage Loans, including legal fees and costs of legal action, real estate taxes and maintenance and preservation expenses, thereby reducing amounts available to the Company.

       ENVIRONMENTAL CONSIDERATIONS

          In the event that the Company is forced to foreclose on a defaulted Mortgage Loan to recover its investment in such Mortgage Loan, the Company may be subject to environmental liabilities in connection with such real property that could exceed the value of the real property. Although the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, the Company may be required to remove those substances and clean up the property. There can be no assurance that the Company would not incur full recourse liability for the entire costs of any removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Company could recoup any of such costs from any third party. The Company may also be liable to tenants and other users of neighboring properties. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean-up.

     RISK OF FUTURE REVISIONS IN POLICIES AND STRATEGIES BY BOARD OF
     DIRECTORS

          The Board of Directors has established the investment



     policies, operating policies and strategies of the Company, certain of which are described in this Prospectus. These policies, which are discussed herein, may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. The ultimate effect of any change in the policies and strategies set forth in this Prospectus on a holder of Series A Preferred Shares may be positive or negative. See "Business and Strategy Management Policies and Programs."

     RISK ASSOCIATED WITH LEVERAGE

          Although the Company does not currently intend to incur any indebtedness in connection with the acquisition and holding of Mortgage Loans, the Company may do so at any time (although indebtedness in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of Preferred Stock and Common Stock may not be incurred without the approval of a majority of the Independent Directors of the Company). To the extent the Company were to change its policy with respect to the incurrence of indebtedness, the Company would be subject to risks associated with leverage, including, without limitation, changes in interest rates, prepayment risks and risks of various hedging strategies.

     RELATIONSHIP WITH THE BANK AND ITS AFFILIATES; CONFLICTS OF
     INTEREST

          The Bank and its affiliates are involved in virtually every aspect of the Company's existence. The Bank is the sole holder of the Common Stock of the Company and administers the day-to-day activities of the Company in its role as Advisor under the Advisory Agreement. In addition, the Bank also services the Mortgage Loans pursuant to the Seller's Warranties, Sale and Servicing Agreements (the "Servicer"). In addition all of the officers and directors of the Company are also officers and directors of the Bank or its affiliates. As the holder of all of the outstanding voting stock of the Company, the Bank will have the right to elect all directors of the Company, including the Independent Directors.

          The Company is dependent for the selection, structuring and monitoring of its Mortgage Assets on the diligence and skill of its officers and the officers and employees of the Bank in the Bank's role as Advisor and any affiliates with which the Advisor enters into sub-advisory agreements. In addition, the Company is dependent on the Bank (and affiliates with which it enters into sub-servicing agreements) for the servicing of its Mortgage Loans. The Bank and its affiliates may have interests which are not identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation the Company's acquisition of the Initial Portfolio, future acquisitions of Mortgage Assets from the Bank, its affiliates or any third parties, future dispositions of Mortgage Loans to the Bank or any of its non-bank subsidiaries and the modification of the Advisory Agreement or any servicing agreement entered into with the Bank or any other affiliate of the Bank. It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank or its affiliates, on the other hand, are fair to all parties and consistent with market terms, including the prices paid and received for Mortgage Assets, including those in the Initial Portfolio, on their acquisition or disposition by the Company. The requirement in the Articles of Incorporation that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and the Bank and its affiliates. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. See "Business and Strategy Management Policies and Programs Conflict of Interest Policies."

     NO THIRD PARTY VALUATION OF THE MORTGAGE ASSETS; NO ARM'S-LENGTH NEGOTIATIONS WITH AFFILIATES

          The Company and the Bank intend that the fair value of the Initial Portfolio will approximately equal the amount that the Company will pay for the Initial Portfolio (approximately $100,000,000). However, no third party valuations of any of the Mortgage Assets constituting the Initial Portfolio were obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Portfolio is not less than the purchase price payable by the Company.

          In addition, it is not anticipated that third party valuations will be obtained in connection with future acquisitions and dispositions of Mortgage Assets even in circumstances where an affiliate of the Company is selling the Mortgage Loans to, or purchasing the Mortgage Assets from, the Company. Accordingly, although the Company and the Bank intend that future acquisitions or dispositions of Mortgage Assets be on a fair value basis, there can be no assurance that the consideration to be paid (or received) by the Company to (or from) the Bank or any of its affiliates in connection with future acquisitions or dispositions of Mortgage Assets will not differ from the fair value of such Mortgage Assets .

     TAX RISKS

       ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

          The Company intends to operate so as to qualify as a REIT under the Code, commencing with its initial taxable year ending December 31, 1996. Although the Company believes that it will be owned and organized and will operate in such a manner, no assurance can be given that the Company will be able to operate in such a manner so as to qualify as a REIT or to remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

          If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from qualifying as a REIT for the four taxable years following the year during which qualification was lost. As a result, the amount available for distribution to the Company's stockholders would be reduced for the year or years involved. A failure of the Company to qualify as a REIT would not by itself give the Company the right to redeem the Series A Preferred Shares. See "Description of Series A Preferred
     Shares Redemption."

          Notwithstanding that the Company currently intends to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause the Company to determine that it is in the best interests of the Company and the holders of its Common Stock and Preferred Stock to revoke the REIT election. As long as any Series A Preferred Shares are outstanding, any such determination by the Company may not be made without the approval of a majority of the Independent Directors. The federal tax law prohibits the Company from electing treatment as a REIT for the four taxable years following the year of such revocation. See "Federal Income Tax Considerations."

     REIT REQUIREMENTS WITH RESPECT TO STOCK OWNERSHIP

          In order for the Company to qualify, and to continue to qualify, as a REIT under the Code, not more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The Five or Fewer Test is applied using certain constructive ownership and attribution rules. Immediately after the Offering, certain significant shareholders of Provident
     Bancorp, Inc. ("Holdings") (i.e.,         ) will, through their
     constructive ownership of a beneficial interest in the Bank,
     constitute    individuals for purposes of this test and, under
     the IRS's rules for determining percentages of ownership, will be
     deemed to own constructively approximately     % of the value of
     the outstanding shares of beneficial interest in the Company (the "Significant Shareholders"). Presently, there are no restrictions that prevent either (i) any Significant Shareholder from increasing or decreasing its percentage ownership of Holdings (and thus its percentage ownership in the REIT) or (ii) any other person from becoming a significant constructive shareholder of the REIT by acquiring an equity interest in Holdings. Moreover, any increase or decrease in the value of the Common Stock as compared to the value of the Preferred Stock will increase or decrease the percentage of the value of the outstanding shares of capital stock of the REIT held by the Significant Shareholders.

          Because the Company believes that it is essential to qualify, and to maintain its qualification as a REIT, the Articles of Incorporation of the Company, subject to certain exceptions, provide that no holder may own, or be deemed to own
     by virtue of the attribution rules of the Code, more than     %
     of the lesser of the number of the issued and outstanding shares of Preferred Stock or the value of the issued and outstanding shares of the Company (the "Ownership Limit"). The Board of Directors may (but will not be required to), upon the receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT. See "Description of Capital Stock Restrictions on Ownership and Transfer."




       REIT REQUIREMENTS WITH RESPECT TO STOCKHOLDER DISTRIBUTIONS

          To obtain favorable tax treatment as a REIT qualifying under the Code, the Company generally will be required each year to distribute as dividends to its stockholders at least 95% of its REIT taxable income. Failure to comply with this requirement would result in the Company's income being subject to tax at regular corporate rates. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed taxable income from prior periods.

       REDEMPTION UPON OCCURRENCE OF A TAX EVENT

          At any time following the occurrence of a Tax Event (as defined under "Description of Series A Preferred
     Shares Redemption"), even if such Tax Event occurs prior to
          , 20[01], the Company will have the right to redeem the Series A Preferred Shares in whole but not in part. See "Description of Series A Preferred Shares Redemption."

     NO PRIOR MARKET FOR SERIES A PREFERRED SHARES

          Prior to the Offering, there has been no public market for the Series A Preferred Shares and there can be no assurance that an active trading market will develop or be sustained or that the Series A Preferred Shares may be resold at or above the initial public offering price.


                                THE COMPANY

          The Company is a newly formed Ohio corporation created for the purpose of acquiring, holding and managing Mortgage Assets that will generate net income for distribution to stockholders. The Company anticipates that its portfolio of Mortgage Assets will consist principally of interests in Residential and Commercial Mortgage Loans.

          The Company expects that all of its Mortgaged Backed Securities and Mortgage Loans will be acquired from the Bank, its affiliates and third parties. The Mortgage Loans will be acquired as whole loans. The Bank will administer the day-to-day operations of the Company in its role as Advisor under the Advisory Agreement. The Company will elect to qualify as a REIT under the Code and will generally not be subject to federal income tax to the extent that it distributes at least 95% of its REIT taxable income to its stockholders and maintains its qualification as a REIT.

          All of the Common Stock of the Company is owned by the Bank, and all of the common stock of the Bank is owned by Holdings. Holdings is a bank holding company organized under the laws of the State of Ohio and is registered under the Bank Holding
     Company Act of 1956, as amended. Holdings is        % owned by
                 and     % owned by          .

          At June 30, 1996, the Bank had approximately $6.3 billion in assets and approximately $4.2 billion in deposits and, as of
     March 31, 1996, was ranked as the            largest commercial
     bank in the United States, in terms of assets, based on published sources.

          For a further description of the operations of the Company, see "Business and Strategy," "Management," "Risk Factors" and "Federal Income Tax Considerations."


                              USE OF PROCEEDS

          The proceeds to the Company from the sale of the Series A Preferred Shares offered hereby are expected to be $50,000,000 (assuming the Underwriters' over-allotment option is not exercised). Simultaneously with the consummation of the Offering, the Bank will purchase shares of Common Stock from the Company for $50,000,000. The Company will use the aggregate proceeds of $100,000,000 received in connection with both the Offering and the sale of shares of Common Stock to the Bank to purchase the Initial Portfolio from the Bank. See "Business and Strategy."

          If the Underwriters exercise their option to purchase additional Series A Preferred Shares to cover over-allotments in the Offering, the Bank will purchase additional shares of Common Stock for a price equal to the aggregate initial public offering price of such additional Series A Preferred Shares. The Company will use the additional proceeds from any such additional sales of Series A Preferred Shares and shares of Common Stock to purchase additional Mortgage Assets of the types described in "Business and Strategy Description of Initial Portfolio." The Company expects that it will purchase any such additional
     Mortgage Assets within       months from the exercise by the
     Underwriters of their over-allotment option. Pending such purchases, the Company will invest such additional proceeds in



     Mortgage-Backed Securities or short-term money market investments.

          Simultaneously with the consummation of the Offering, the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting discounts and expenses incurred by the Company in connection with the Offering and all expenses incurred by the Company in connection with its formation (currently estimated by the Company to be approximately
     $      in the aggregate) in order to provide the Company with
     funds sufficient to pay such expenses. Simultaneously with the consummation of any sale of additional Series A Preferred Shares in connection with the exercise by the Underwriters of their over-allotment option, the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting discounts and expenses incurred by the Company in connection with the exercise of such over allotment option in order to provide the Company with funds sufficient to pay such expenses.

          The following table illustrates the use of proceeds by the Company from the sale of the Series A Preferred Shares offered hereby (assuming the Underwriters' over-allotment option is not exercised) and the sale of shares of Common Stock to the Bank described above.

     Gross proceeds from the offering of
       Series A Preferred Shares . . . . . . . . . . . . $  50,000,000

     Gross proceeds from the issuance of shares
       of Common Stock to the Bank . . . . . . . . . .  $            1

     Public Offering Expenses:
          Underwriting discounts . . . . . . . . . . . .
          Other expenses of the formation and  Offering  . .    ______1

     Net proceeds to be applied to the purchase
       of Mortgage Assets to be acquired
       from the Bank . . . . . . . . . . . . . . . . . .  $100,000,000

          Neither the Bank nor any of its affiliates will receive any transaction fees upon completion of the Offering, including any advance payment in respect of servicing or advisory fees.

     -----------------------
          1 Assumes that expenses incurred by the Company in connection with its formation and the Offering of the Series A Preferred Shares, other than underwriting discounts, are $ . If such expenses are in excess of $ , the Bank will purchase additional shares of Common Stock for a purchase price equal to such excess.


                               CAPITALIZATION

          The following table sets forth the capitalization of the Company as of October 1, 1996 and as adjusted to reflect (i) the consummation of the Offering (assuming the Underwriters' over-allotment option is not exercised) and (ii) the transactions described in "Certain Transactions Constituting The Formation" and the use of the net proceeds therefrom as described under "Use of Proceeds."
                                                    October 1, 1996

                                                Actual     As Adjusted 2


      DEBT                                                  $
      Total long-term debt                      $     __           __
                                                  ______       ______

      STOCKHOLDERS' EQUITY
      Preferred Stock, par value $25.00 per
      share; 1,000 authorized, none issued and
      outstanding, actual; and  2,200,000 shares
      authorized,  2,000,000 shares issued and
      outstanding, as adjusted                             $50,000,000

      Common Stock, no par value; 1,000
      authorized, 100 issued and outstanding,
      actual; and 1,000 shares authorized, and
      1,000 shares issued and outstanding, as
      adjusted                                        $0            $0

      Additional paid-in capital                  $1,000    50,000,000

        Total stockholders' equity                $1,000  $100,000,000

      TOTAL CAPITALIZATION                        $1,000  $100,000,000

      ------------------------
          2 The Company was formed with an initial capitalization of $1,000. Prior to consummation of the Offering, the Articles of Incorporation of the Company will be amended to increase the authorized capital of the Company. Since the par value per share of the



               Preferred Stock equals the issue  price of a Series A
               Preferred Share, the full $50,000,000 million raised in
               the Offering will represent Preferred Stock capital.
               The Bank will be acquiring 900 additional shares of Common Stock upon the consummation of the Offering for an aggregate purchase price of $_______ million (such number of
               shares of Common Stock includes Common Stock acquired
               by the Bank in order to provide sufficient funds to pay aggregate offering and organization expenses, currently estimated by the Company to be approximately $______
               million).   As a result of these issuances of Common
               Stock, the Common Stock capital amount, upon consummation of the Offering, will equal $_____ million.


                           BUSINESS AND STRATEGY

     GENERAL

        The Company's principal business objective is to acquire, hold and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company will acquire the Initial Portfolio of Mortgage Assets from the Bank, its affiliates and third parties for an aggregate purchase price of approximately $100,000,000. See "Certain Transactions
     Constituting the Formation."

        In order to preserve its status as a REIT, the assets of the Company will consist of Mortgage Loans and other qualified REIT assets of the type permitted by the Code. See "Federal Income Tax Considerations."

     DIVIDEND POLICY

        In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its REIT taxable income to its stockholders. The Company currently expects to distribute annually dividends equal to approximately 100% of the Company's REIT taxable income.

        Dividends will be declared at the discretion of the Board of Directors after considering the Company's distributable funds, financial requirements, tax considerations and other factors. The Company currently expects that both its cash available for distribution and its REIT taxable income will be significantly in excess of amounts needed to pay accrued dividends on the Series A Preferred Shares. Accordingly, the Company expects that it will, after paying all accrued and unpaid dividends on the Series A Preferred Shares, pay dividends on an annual basis to holders of its Common Stock. However, there are several limitations that restrict the Company's ability to pay dividends on the Common Stock. See "Risks Associated with the Company Being a Subsidiary of a Bank".

        First, under the Company's current dividend policy, the Company may not make any distribution to the holders of the Common Stock with respect to any year to the extent that, after taking into account such proposed distribution, total cash or property distributions on the Company's outstanding shares of Preferred Stock and Common Stock with respect to that year would exceed 105% of the Company's REIT taxable income for that year plus net capital gains of the Company for that year. This policy regarding the limitations on payment of dividends in respect of Common Stock may not be modified without the approval of a majority of the Independent Directors. Second, no cash or property dividends may be paid on the Common Stock unless all accrued and unpaid dividends on the Series A Preferred Shares, and all other capital stock of the Company ranking senior to the Common Stock, have been paid. Third, Ohio law provides that dividends may not be paid, if, after giving effect to the dividend payment, there is reasonable ground to believe that the Company has been rendered "insolvent" (defined by statute to mean "unable to pay its obligations as they become due in the usual course of its affairs"). Ohio law also prohibits the payment of dividends in excess of the "surplus" of the Company, the excess of the Company's assets over its liabilities, and the payment of dividends to the holders of shares of any class in violation of the rights of the holders of shares of any other class. Because upon the consummation of the Offering, the aggregate par value of the Series A Preferred Shares and the outstanding shares of Common Stock and additional paid in capital will equal $
     million (assuming the Underwriters' over-allotment option is not
     exercised and there are $     million of offering and
     organizational expenses in the aggregate), the amount of dividends which the Company could legally pay on its Common Stock cannot exceed an amount that would cause the Company's net assets
     to be less than $       million.

     GENERAL DESCRIPTION OF MORTGAGE LOANS; INVESTMENT POLICY

       RESIDENTIAL MORTGAGE LOANS

        The Company may from time to time acquire both conforming and nonconforming Residential Mortgage Loans; however, the Company expects that substantially all of the Residential Mortgage Loans it acquires will be nonconforming. Conventional conforming



     Residential Mortgage Loans comply with the requirements for inclusion in a loan guarantee program sponsored by either the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). Under current regulations, the maximum principal balance allowed on conforming Residential Mortgage Loans ranges from $________ ($________ for Residential Mortgage Loans secured by mortgaged properties located in either Alaska or Hawaii) for one-unit residential loans to $________ ($________ for Residential Mortgage Loans secured by mortgaged properties located in either Alaska or Hawaii) for four-unit residential loans. Nonconforming Residential Mortgage Loans are Residential Mortgage Loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. The Company expects that a majority of the nonconforming Residential Mortgage Loans that it purchases will be nonconforming because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors. A substantial portion of the Company's nonconforming Residential Mortgage Loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

        Each Residential Mortgage Loan will be evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on Single Family residential properties, [including stock allocated to a dwelling unit in a residential cooperative housing corporation]. Residential real estate properties underlying Residential Mortgage Loans consist of Single Family dwelling units[, individual cooperative apartment units, individual condominium units, planned unit developments and townhouses]. The Company currently expects that most of the Residential Mortgage Loans to be acquired by it will be adjustable rate Mortgage Loans. However, the Company may also purchase fixed rate Residential Mortgage Loans.

     COMMERCIAL MORTGAGE LOANS

        The Company may from time to time acquire Commercial Mortgage Loans. The Company currently intends that the Commercial Mortgage Loans will be acquired from the Bank, or its affiliates. However, they may be acquired from third parties. The Commercial Mortgage Loans acquired from the Bank will have either been originated by the Bank or acquired by the Bank in arm's-length transactions.

        Each Commercial Mortgage Loan will be evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on the mortgaged property. Generally, the Commercial Mortgage Loans will be secured by retail, hotel, restaurant and industrial properties. Presently, the Company does not intend that the Commercial Mortgage Loans will include multi-family Mortgage Loans. The Commercial Mortgage Loans are non-recourse mortgage loans. Each Commercial Mortgage Loan may be secured by other collateral, including in certain cases, guaranties of the borrowers, which will be assigned to the Company. The borrowers are not limited purpose finance entities. The Commercial Mortgage Loans will be fixed rate mortgage loans that amortize on
     a      ,       or       year amortization schedule.  The maturity
     dates for the Commercial Mortgage Loans will occur between
     and      years after their origination dates.  Thus, substantial
     balloon payments will be due on the Mortgage Loans at maturity. See "Risk Factors Increased Risk of Default Associated with Balloon Payments."

     MORTGAGE-BACKED SECURITIES

        The Company may from time to time acquire multi-class mortgage pass-through certificates issued by the Government National Mortgage Association ("GNMA"), FNMA or FHLMC ("Mortgage-Backed Securities") representing interests in or obligations backed by pools of Residential Mortgage Loans. The Residential Mortgage Loans underlying the Mortgage-Backed Securities will be secured by residential real estate properties located throughout the United States.

     ACQUISITION OF INITIAL PORTFOLIO

        Simultaneously with the consummation of the Offering, the Company will acquire the Mortgage Loans contained in the Initial Portfolio from the Bank pursuant to the terms of two Seller's Warranties, Sale and Servicing Agreements, separately covering the Residential Mortgage Loans and the Commercial Mortgage Loans, (the "Seller's Warranties, Sale and Servicing Agreements") and
     each dated as of           , 1996.  Each Mortgage Loan will be
     identified in a schedule appearing as an exhibit to the appropriate agreement (the "Mortgage Loan Schedule"). The Mortgage Loan Schedule will specify, among other things, with respect to each Mortgage Loan: (i) the interest rate or interest rate formula applicable to each Mortgage Loan, (ii) the original principal amount and the unpaid principal balance as of the purchase date, (iii) the monthly payment, (iv) the maturity date,
     (v) the borrower, and (vi) the type and location of the Mortgaged Property.




        In addition, the Bank will deliver or cause to be delivered to the Company the mortgage note with respect to each Mortgage Loan (together with all amendments and modifications thereto) endorsed in blank, the original or certified copy of the mortgage (together with all amendments and modifications thereto) with evidence of recording indicated thereon, if available, an original or certified copy of an assignment of the mortgage in recordable form and, in the case of any Commercial Mortgage Loans any assignment of leases and rents. None of the assignments of the Mortgage Loans in the Initial Portfolio will be recorded since the Bank will hold record title in its role as Servicer of the Mortgage Loans. Originals of the foregoing documents along with the contents of the Mortgage File will be delivered by the Company to the Custodian designated by the Bank, pursuant to the Custodial Agreement between the Company and the Custodian to be executed contemporaneously with the Seller's Warranties, Sale and Servicing Agreements (the "Custodial Agreement"). The Custodian shall provide such originals or copies as needed to the Company or the Servicer in accordance with the terms of the Custodial Agreement. The Bank will service the Mortgage Loans and may from time to time retain third parties to subservice certain of the Mortgage Loans. As to the Residential Mortgage Loans, the Bank has entered into a Subservicing Agreement with Wendover Funding Inc. See " Servicing" and " Description of Initial
     Portfolio General."

        Further, the Bank will make certain representations and warranties with respect to certain of the Mortgage Loans in the Initial Portfolio for the benefit of the Company and to the extent that Company discovers any material breach of any such representations and warranties with respect to any Mortgage Loan [during the 120 days following the Closing Date], the Bank will be obligated to cure such defect, replace such affected Mortgage Loan with a Qualified Substitute Mortgage Loan or repurchase such Mortgage Loan sold by it to the Company. The representations and warranties made with respect to the Residential Mortgage Loans will differ from those made for the Commercial Mortgage Loans. The repurchase price for any Mortgage Loan will be its outstanding principal amount plus accrued and unpaid interest on the date of repurchase less amounts received or advanced on such Mortgage Loan and held for distribution in the month of the repurchase less expenses reasonably incurred by the Company as a result of the breach or defect giving rise to the repurchase obligation. The obligations of the Bank to cure, substitute or repurchase a defective Mortgage Loan and indemnify the Company will constitute the sole remedies available to the Company for a breach of such representations or warranties. In addition, under the terms of the Seller's Warranties, Sale and Servicing Agreements, the Company will acquire, in addition to certain Mortgage Loans included in the Initial Portfolio, (i) the amounts held in one or more accounts maintained in the name of the Company pursuant to the Seller's Warranties, Sale and Servicing Agreements attributable to such Mortgage Loans, and (ii) all insurance policies relating to the Mortgaged Properties and the proceeds thereof.

     MANAGEMENT POLICIES AND PROGRAMS

        In administering the Company's Mortgage Assets, the Advisor has a high degree of autonomy. The Board of Directors, however, has adopted certain policies to guide administration of the Company and the Advisor with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. See also " Dividend Policy."

       ASSET ACQUISITION AND DISPOSITION POLICIES

        Subsequent to the acquisition of the Initial Portfolio, the Company anticipates that it will from time to time purchase additional Mortgage Assets on a basis consistent with secondary market standards from the Bank, its affiliates and third parties, out of payments from or proceeds received in connection with the repayment or disposition of Mortgage Assets or the issuance of additional shares of Common Stock and Preferred Stock. The Company currently anticipates that such Mortgage Assets will be of the types described in " Description of Initial Portfolio," although if the Bank or its affiliates develop additional Mortgage Asset products, the Company may purchase such additional types of Mortgage Asset products if such products otherwise comply with the Mortgage Asset acquisition policies of the Company.

        The Company currently intends to maintain    % by principal
     amount of its portfolio of Mortgage Assets in Commercial Mortgage
     Loans and    % by principal amount of its portfolio Residential
     Mortgage Loans. In addition, the Company's current policy prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan



     (i) is delinquent in the payment of principal or interest at the time of proposed acquisition, (ii) is or was at any time during the preceding 12 months (a) classified, (b) in nonaccrual status, or (c) renegotiated due to financial deterioration of the borrower or (iii) has been more than once during the proceeding 12 months, more than 30 days past due in the payment of principal or interest.

        The Company currently maintains a policy of disposing of any Mortgage Loan that subsequent to its acquisition by the Company (i) becomes classified, (ii) falls into nonaccrual status, or (iii) has to be renegotiated due to the financial deterioration of the borrower. The Bank has indicated to the Company that it will not purchase any Mortgage Loans of the Company that fall into any of the foregoing categories; accordingly, the Company currently anticipates that any such Mortgage Loan would be sold at its then current fair value by the Company only to Holdings or an unrelated third party.

        The Company will develop forms of assignment and a policy regarding recording of mortgage assignments.

       CAPITAL AND LEVERAGE POLICIES

        To the extent that the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (after considering both the provisions of the Code that require the distribution by a REIT of a certain percentage of REIT taxable income and the taxes that would be imposed on the Company's undistributed taxable income) or a combination of these methods.

        The Company will have no debt outstanding following consummation of the Offering and the Company does not currently intend to incur any indebtedness. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of debt, funded or otherwise, the Company might incur. Notwithstanding the foregoing, the Company may not, without the approval of a majority of the Independent Directors, incur debt for borrowed money other than debt not in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of all outstanding Preferred Stock and Common Stock of the Company. Any such debt incurred may include intercompany advances made by the Bank to the Company.

        The Company may also issue additional series of Preferred Stock. However, the Company may not issue additional shares of Preferred Stock senior to the Series A Preferred Shares or on a parity with the Preferred Stock but having a cumulative dividend feature without the consent of holders of at least 66 2/3% of the outstanding shares of Preferred Stock at that time, including the Series A Preferred Shares, and the Company may not issue additional shares of Preferred Stock on a parity with the Series A Preferred Shares without the approval of a majority of the Company's Independent Directors. In addition, the Company does not currently intend to issue any additional series of Preferred Stock unless it simultaneously issues additional Common Stock to the Bank and the proceeds to be received from the issuance of the Common Stock are approximately equal to the aggregate offering price of such additional Preferred Stock plus the Company's expenses (including underwriting discounts or placement fees) in connection with the issuance of such additional shares of Preferred Stock.

       CREDIT RISK MANAGEMENT POLICIES

        The Company expects that each Mortgage Loan acquired in the future will represent a first lien position and will be originated by the Bank, its affiliates or a third party in the ordinary course of its real estate lending activities based on the underwriting standards generally applied (at the time of origination) for its own account by the Bank, its affiliates or such third party which originated the Mortgage Loan. See
     " Description of Initial Portfolio Underwriting Standards." In addition, as stated above, the Company currently maintains a policy of disposing of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest through a Mortgage-Backed Security) held by it, which Mortgage Loan (i) is or has been at any time during the preceding 12 months (a) classified, (b) in nonaccrual status, or (c) renegotiated due to financial deterioration of the borrower. The Bank has indicated to the Company that it will not purchase any Mortgage Loans of the Company that fall into any of the foregoing categories; accordingly, the Company currently anticipates that any such Mortgage Loan would be sold at its then current fair value by the Company only to Holdings or an unrelated third party.

       CONFLICT OF INTEREST POLICIES

        Because of the nature of the Company's relationship with the Bank and its affiliates, it is likely that conflicts of interest will arise with respect to inter-affiliate transactions, including without limitation the Company's acquisition of Mortgage Assets from, or disposition of Mortgage Assets to, the



     Bank, or its affiliates and the modification of the Advisory Agreement or the Seller's Warranties, Sales and Servicing Agreements. It is the Company's policy that the terms of any financial dealings with the Bank, as Servicer or Advisor, or mortgage loan Seller, Holdings and their respective affiliates will be consistent with those available from third parties in the mortgage lending industry. In addition, neither the Advisory Agreement nor the Seller's Warranties, Sale and Servicing Agreements may be modified or terminated without the approval of a majority of the Independent Directors. Conflicts of interest between the Company and the Bank and its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or one of its affiliates may have with the borrower.

        The Seller's Warranties, Sales and Servicing Agreements provide that servicing of the Mortgage Loans is performed solely with a view to the interests of the Company as owner of the Mortgage Loans and without regard to the interests of the Bank or its other affiliates. Conflicts could also arise in connection with actions taken by the Bank as a controlling person in the Company. It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank or its affiliates, on the other hand, are fair to all parties and are consistent with market terms for such types of transactions. The requirement in the Articles of Incorporation that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings among the Company, the Bank and their respective affiliates. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to the Company as would have been obtained from unaffiliated third parties.

        There are no provisions in the Company's Articles of Incorporation limiting any officer, director, securityholder or affiliate of the Company from having any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or from acquiring, holding and managing the Mortgage Assets. As described herein, it is expected that the Bank and its affiliates will have direct interests in transactions with the Company (including without limitation the sale of Mortgage Loans to the Company); however, it is not currently anticipated that any of the officers or directors of the Company will have any interests in such Mortgage Loans.

       OTHER POLICIES

        The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, (iii) actively trade in loans or other investments, (iv) offer securities in exchange for property or (v) make loans to third parties, including, without limitation, officers, directors or other affiliates of the Company. The Company may, under certain circumstances, purchase the Series A Preferred Shares and other shares of its capital stock in the open market or otherwise; provided, however, that the Company will not redeem or repurchase any shares of its Common Stock for so long as any Series A Preferred Shares are outstanding without the approval of a majority of the Independent Directors. The Company has no present intention to repurchase any shares of its capital stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT.

        The Company intends to publish and distribute to stockholders, in accordance with rules of the New York Stock Exchange, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by the Company's independent public accountants. The Articles of Incorporation provide that the Company shall maintain its status as a reporting company under the Exchange Act for so long as any of the Series A Preferred Shares are outstanding.

        The Company currently intends to make investments and operate its business at all times in such a manner so as to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause the Board of Directors, subject to approval by a majority of Independent Directors, to determine that it is in the best interests of the Company and its stockholders to revoke its REIT status. The current tax law prohibits the Company from electing REIT status for the four taxable years following the year of such revocation.

     DESCRIPTION OF INITIAL PORTFOLIO

        Information with respect to the Initial Portfolio is presented as of the Cut-Off Date. Factual data with respect to Mortgage Loans included in the Initial Portfolio relates to Mortgage Loans that the Company currently believes will be purchased simultaneously with the consummation of the Offering. The composition of the Initial Portfolio as actually purchased contemporaneously with the consummation of the Offering may differ in certain respects from the Initial Portfolio as described in this Prospectus; provided, however, that (i) at
     least    % of the Mortgage Loans included in the actual Initial
     Portfolio measured by aggregate outstanding principal balance shall include Mortgage Loans described herein, and (ii) the Company shall have determined that any changes in the Initial Portfolio from the description herein are not material.

        References herein to percentages of Mortgage Loans included in the Initial Portfolio refer in each case to the percentage of the aggregate outstanding principal balance of the Mortgage Loans
     in the Initial Portfolio as of        , 1996, based on the
     outstanding principal balances of such Mortgage Loans as of such date, after giving effect to scheduled monthly payments due on or prior to such date, whether or not received.

        The detailed information set forth in this Prospectus with respect to the Mortgage Loans applies only to the Initial
     Portfolio. The Company's portfolio of Mortgage Loans may or may not have the characteristics described below at future dates.

       GENERAL

        The Initial Portfolio will contain Mortgage-Backed
     Securities, cash and Commercial and Residential Mortgage Loans that on the Cut-off Date had an aggregate outstanding principal balance of approximately $100,000,000.

        All of the Mortgage Assets to be included in the Initial Portfolio were issued or originated by either the Bank, one of its affiliates or an unrelated third party or in the ordinary course of their respective real estate lending activities. Certain of the Residential Mortgage Loans included in the Initial Portfolio may have been originated by mortgagees approved by the Secretary of Housing and Urban Development or institutions (such as banks, credit unions and insurance companies) subject to supervision and examination by federal and state authorities and then sold to the Bank, or one of its affiliates or an unrelated third party. All of the Mortgage Loans included in the Initial Portfolio were originated generally in accordance with the underwriting standards customarily employed by the originator during the period in which such Mortgage Loans were originated.

            % the Mortgage Loans are Residential Mortgage Loans (by
     principal balance).      % of the Mortgage Loans are Commercial
     Mortgage Loans (by principal balance). All of the Residential Mortgage Loans included in the Initial Portfolio were originated
     between      and      and have original terms to stated maturity
     of    years. As of the Cut-Off Date, the weighted average number of months since origination of the Residential Mortgage Loans included in the Initial Portfolio was approximately months.  All of the Commercial Mortgage Loans included in the
     Initial Portfolio were originated between             and
       and are adjustable rate Mortgages that have original terms to
     stated maturity of either      ,      , or       years.
     Generally such Commercial Mortgage Loans are balloon Mortgage
     Loans which amortize on a      ,         or      year schedule.

        The Mortgage Notes with respect to certain of the Mortgage Loans included in the Initial Portfolio, whether Residential or Commercial Mortgage Loans, contain "due-on-sale" provisions that prevent the assumption of the Mortgage Loan by a proposed transferee and accelerates the payment of the outstanding principal balance of the Mortgage Loan.

        None of the Mortgage Loans included in the Initial Portfolio
     (i) is currently delinquent in the payment of principal or interest (ii) is or was at any time during the preceding 12 months (a) classified, (b) in nonaccrual status, or (c) renegotiated due to financial deterioration of the borrower or
     (iii) was, more than once during the preceding 12 months, or more than twice during the last 36 months, more than 30 days past due in the payment of principal or interest. If, prior to the acquisition of the Initial Portfolio, any Mortgage Loan included in the description of the Initial Portfolio herein falls within any of the foregoing categories, the Company will not purchase such Mortgage Loan but will instead purchase a Mortgage Loan similar in aggregate outstanding principal balance and product type which does not fall into any of these categories.

       RESIDENTIAL MORTGAGE LOANS

        The Residential Mortgage Loans may include only Single Family properties, including Condominium Units and Cooperative Dwellings. The Mortgage Assets may consist of detached individual dwellings, individual condominiums, townhouses, duplexes, row houses, individual units in planned unit developments and other attached dwelling units. Each Single Family property will be located on land owned in fee simple by the borrower. Attached dwellings may include owner-occupied structures where each borrower owns the land upon which the unit is built, with the remaining adjacent land owned in common or dwelling units subject to a proprietary lease or occupancy agreement in a cooperatively owned apartment building. The proprietary lease or occupancy agreement securing a Cooperative



     Loan is generally subordinate to any blanket montage on the related cooperative apartment building and/or on the underlying land. Additionally, in the case of a Cooperative Loan, the proprietary lease or occupancy agreement is subject to termination and the cooperative shares are subject to cancellation by the cooperative if the tenant-stockholder fails to pay maintenance or other obligations or charges owed by such tenant-stockholder.

            % of the aggregate principal balance of Residential Mortgage Loans are owner-occupied. Unless otherwise specified herein, the sole basis for a representation that a given percentage of the Mortgage Loans are secured by Single Family properties which are owner-occupied will be either (i) the making of a representation by the mortgagor at origination of the Mortgage Loan either that the underlying Mortgaged Property will be used by the borrower for a period of at least six months every year or that the borrower intends to use the Mortgaged Property as a primary residence, or (ii) a finding that the address of the underlying Mortgage Asset is the borrower's mailing address as reflected in the Servicer's records. The Mortgaged Properties may also include non-owner occupied investment properties and vacation and second homes. Mortgage Loans secured by investment properties and multifamily property may also be secured by an assignment of leases and rents and operating or other cash flow guarantees relating to the Loans.

        All of the Residential Mortgage Loans having Loan-to-Value Ratios (i.e., the ratio (expressed as a percentage) of the original principal amount of such Residential Mortgage Loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property and (ii) if the Residential Mortgage Loan was made to finance the acquisition of property, the purchase price of the Mortgaged Property) of greater than
     85%, and approximately    % of the Residential Mortgage Loans
     having Loan-to-Value Ratios of greater than 80%, are insured under primary mortgage insurance policies. Not more than
     approximately    % of the Residential Mortgage Loans are insured
     by any one primary mortgage insurance policy issuer. At the time of origination of the Mortgage Loans, each of the primary mortgage insurance policy insurers was approved by FNMA or FHLMC. A standard hazard insurance policy is required to be maintained by the mortgagor with respect to each Residential Mortgage Loan in an amount equal to the maximum insurable value of the improvements securing such Residential Mortgage Loan or the principal balance of such Residential Mortgage Loan, whichever is less. If the Mortgage Property underlying a Residential Mortgage Loan is located in a flood zone, such Residential Mortgage Loan may also be covered by a flood insurance policy as required by law. No special hazard insurance policy or mortgagor bankruptcy insurance will be maintained by the Company with respect to the Residential Mortgage Loans in the Initial Portfolio, nor will any Residential Mortgage Loan be insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

        Each Residential Mortgage Loan bears interest at a rate that
     is subject to adjustment, in the case of        % of the
     Residential Mortgage Loans, annually (the "Annual Adjustment
     Loans") and in the case of        % of the Residential Mortgage
     Loans, semi-annually (the "Semi-Annual Adjustment Loans"). Effective on the first day of the months specified in the related Mortgage Note (each such date, a "Rate Adjustment Date") the Mortgage Rate on each Residential Mortgage Loan is adjusted to equal the sum, generally rounded to the nearest 0.125%, of (i) the weekly average yield on United States Treasury Securities adjusted to a constant maturity of either one year (the "One-Year CMT"), three years (the "Three-Year CMT") or five years (the "Five-Year Weekly CMT") (each, an "Index"), as made available by the Federal Reserve Board and most recently available as of [45] days prior to such Rate Adjustment Date, and (ii) a fixed percentage amount specified in the related Mortgage Note (the "Adjustment Margin") (such sum as rounded based on the applicable Index at the date of any determination, the "Fully Indexed Rate"). Notwithstanding the foregoing, however, the Mortgage
     Rate (i) with respect to   % of the Residential Mortgage Loans
     (which are Annual and Semi-Annual Adjustment Mortgage Loans) will
     not increase, [or decrease] by more than       % per annum (a
     "Periodic Rate Adjustment Cap"), and (ii) will not [be (a) less than the rate set forth in the Mortgage Note as the minimum Mortgage Rate (if any) thereunder (each, a "Lifetime Minimum Rate") or (b) greater than the rate set forth in the Mortgage Note as the maximum Mortgage Rate, if any, thereunder (each, a "Lifetime Maximum Rate")]. The Annual and Semi-Annual Adjustment Loans shall, over their terms, increase or decrease by more than
       % and     % respectively from  their initial Mortgage Rates.

        The following selection criteria shall apply with respect to the Mortgage Loans comprising the Residential Mortgage Loans:

          (a) no Mortgage Loan that is a Residential Mortgage Loan secured by a Single Family property may have a Loan-to-Value
        Ratio in excess of     %, unless covered by a primary
        mortgage insurance policy as described herein;

          (b) each Residential Mortgage Loan must have an original term to maturity of not less than 15 years and not more than



        30 years;

          (c) no Residential Mortgage Loan may be included that, as of its date of purchase by the Company is more than 30 days delinquent as to the payment of principal or interest, or with respect to which, more than two payments have been made 30 days or more delinquent during the 3 year period ending on such date of purchase; and

          (d)  no Residential Mortgage Loan (other than a Cooperative
        Loan) may be included unless a title insurance policy or, in lieu thereof, an attorney's opinion of title, and a standard hazard insurance policy (which may be a blanket policy) are in effect with respect to the Mortgaged Property securing such Mortgage Loan.

     The Company may not materially change this policy without the approval of a majority of the Independent Directors.

        The following tables set forth certain information with respect to the Residential Mortgage Loans expected to be included in the Initial Portfolio:



                      Types of Residential Mortgage Loans
                                                               Percentage
                                            Aggregate         of Residential
                           Number of        Principal         Mortgage Loans
                           Residential       Balance           by Aggregate
                Type      Mortgage Loans  (In thousands)     Principal Balance
       One Year ARM                       $                                  %
     . . . . . . . . .
     . . . . . . . . .
     . . . . . . . . .
     . . . . . . . . .
     . . . . . . . . .
     . . . . . . . . .    --------------   -------------      ----------------
        Total  . . . .                     $                                 %

             Current Interest Rates of Residential Mortgage Loans
                                                                Percentage
                                                              of Residential
                                              Aggregate       Mortgage Loans
                          Number of          Outstanding       by Aggregate
                         Residential          Principal          Principal
                        Mortgage Loans         Balance            Balance
      Interest Rate
         % to      % . .                     $                             %
         % to      % . .
         % to      % . . -------------        ---------        ------------
         Total   . . . .                     $                             %
                         -------------        ---------        ------------

                              ADJUSTMENT MARGINS

                                                              Percentage of
                                                               Residential
                          Number of        Aggregate        Mortgage Loans by
    Range of             Residential      Outstanding     Aggregate Outstanding
Adjustment Margins (%)  Mortgage Loans  Principal Balance    Principal Balance

 [0.751-1.000] . . .                    $                                  %
 [1.001-1.250] . . .
 [1.251-1.500] . . .
 [1.501-1.750] . . .
 [1.751-2.000] . . .
 [2.001-2.250] . . .
 [2.251-2.500] . . .
 [2.501-2.750] . . .
 [2.751-3.000] . . .
 [3.001-3.250] . . .
 [3.251-3.500] . . .
 [3.501-3.750] . . .
 [3.751-4.000] . . .    -------------    ---------------   -------------------
 Total                                  $                                  %


              LIFETIME RATE CAPS OF RESIDENTIAL MORTGAGE LOANS

                                                              Percentage of
                                                               Residential
                          Number of        Aggregate        Mortgage Loans by
    Range of             Residential      Outstanding     Aggregate Outstanding
Lifetime Rate Caps (%)  Mortgage Loans  Principal Balance    Principal Balance

 None  . . . . . . . . .                $                                    %
 [9.501-10.000]  . . . .
 [10.001-10.500] . . . .
 [10.501-11.000] . . . .
 [11.001-11.500] . . . .
 [11.501-12.000] . . . .
 [12.001-12.500] . . . .
 [12.501-13.000] . . . .
 [13.001-13.500] . . . .
 [13.501-14.000] . . . .



 [14.001-14.500] . . . .
 [14.501-15.000] . . . .
 [15.501-16.000] . . . .
 [16.001-16.500] . . . .
 [16.501-17.000] . . . .
 [17.001-17.500] . . . .
 [17.501-18.000] . . . .
 [18.001-18.500] . . . . ------------   ----------------     -----------------
      Total  . . . . . .                $                                    %


             LIFETIME RATE FLOORS OF RESIDENTIAL MORTGAGE LOANS

                                                              Percentage of
                                                               Residential
                           Number of       Aggregate        Mortgage Loans by
    Range of              Residential     Outstanding      Aggregate Outstanding
Lifetime Rate Floors (%) Mortgage Loans Principal Balance   Principal Balance

 0.000 . . . . . . . . .                $                                    %
 [0.001-2.000] . . . . .
 [2.001-4.000] . . . . .
 [4.001-6.000] . . . . .
 [6.001-8.000] . . . . .
 [8.001-10.000]  . . . . ------------   -----------------  ------------------
    TOTAL  . . . . . . .                $                                    %

         PERIODIC RATE ADJUSTMENT CAP OF RESIDENTIAL MORTGAGE LOANS

                                                              Percentage of
                                                               Residential
                          Number of        Aggregate        Mortgage Loans by
                         Residential      Outstanding     Aggregate Outstanding
Periodic Cap (%)       Mortgage Loans  Principal Balance    Principal Balance

 0.000 . . . . . . . . .                 $                                    %
 0.000 . . . . . . . . . ------------    --------------      -----------------
         Total . . . . .                 $                                    %

                    MONTHS TO NEXT PAYMENT DATE OF LOANS

                                                              Percentage of
                                                            Initial Portfolio
                                                               Residential
    Months                Number of        Aggregate        Mortgage Loans by
to Next Payment          Residential      Outstanding     Aggregate Outstanding
Adjustment Date         Mortgage Loans  Principal Balance    Principal Balance

 2 . . . . . . . . . . .                 $                                    %
 3 . . . . . . . . . . .
 4 . . . . . . . . . . .
 5 . . . . . . . . . . .
 6 . . . . . . . . . . .
 7 . . . . . . . . . . .
 8 . . . . . . . . . . .
 9 . . . . . . . . . . .
 10  . . . . . . . . . .
 11  . . . . . . . . . .
 12  . . . . . . . . . .
 13  . . . . . . . . . .
 14  . . . . . . . . . .
 17  . . . . . . . . . .
 29  . . . . . . . . . .  -----------   ----------------   ------------------
       Total  . . . . . .                $                                    %

                         NEXT RATE ADJUSTMENT DATE

                                                              Percentage of
                                                            Initial Portfolio
                                                               Residential
                          Number of        Aggregate        Mortgage Loans by
  Next Rate              Residential      Outstanding     Aggregate Outstanding
Adjustment Date         Mortgage Loans  Principal Balance    Principal Balance
 October 1, 1996 . . . .                 $                                    %
 November 1, 1996  . . .
 December 1, 1996  . . .
 January 1, 1997 . . . .
 February 1, 1997  . . .
 March 1, 1997 . . . . .
 April 1, 1997 . . . . .
 May 1, 1997 . . . . . .
 June 1, 1997  . . . . .
 July 1, 1997  . . . . .
 August 1, 1997  . . . .
 September 1, 1997 . . .
 December 1, 1997  . . .
 January 1, 1998 . . . .  ----------    ----------------   -------------------
      Total                              $                                    %

        Historic levels of CMT's are shown as described below.  See
          "The Index."

        The interest rates of the Residential Mortgage Loans included
     in the Initial Portfolio range from    % per annum to    % per
     annum. The weighted average current interest rate of the Residential Mortgage Loans included in the Initial Portfolio is



     approximately    % per annum.  The Residential Mortgage Loans
     generally amortize the initial principal amount of such Mortgage Loans over the term of each such Mortgage Loan.


       COMMERCIAL MORTGAGE LOANS

        The Commercial Mortgage Loans will include properties that are secured by retail, hotel, restaurant and industrial
          properties. The Commercial Mortgage Loans will be income-producing properties that are currently not delinquent. The
     Company will obtain an assignment of leases and rents with respect to all rental income produced by such Mortgaged
     Properties.  The Initial Portfolio of Commercial Mortgage Loans
     will be acquired from the Bank, its affiliates and third parties.
     The Commercial Mortgage Loans in the Initial Portfolio will be
     adjustable rate mortgage loans that amortize on a     ,        or
        -year amortization schedule. The interest rates on the Commercial Mortgage Loans will be calculated on the basis of the
          [one-year CMT] (as described above). [describe rate calculation] The maturity dates for such Commercial Mortgage Loans will occur between 5 and 10 years after their origination dates. See "Risk Factors Increased Risk of Default Associated with Balloon
     Payments."  Under certain circumstances, the Commercial Mortgage
     Loans may be prepaid.  At certain times, the Commercial Mortgage
     Loans may be locked-out from voluntary prepayment by the borrowers, and at certain times, a prepayment premium may be due upon such prepayment.

        The following selection criteria shall apply to the Mortgage Loans comprising the Commercial Mortgage Loans:

          (a)  no Commercial Mortgage Loan shall have had a Loan-to-
        Value Ratio at origination in excess of    %;

          (b)  each Commercial Mortgage Loans shall have an original
        term to maturity of not less than       years and not more
        that      years;

          (c) no Commercial Mortgage Loan may be included which, as of its date of purchase by the Company, is more than 30 days delinquent as to payment of principal or interest, or, as to which more than two payments have been made 30 days or more delinquent during the three year period ending on such date of purchase;

          (d) no Commercial Mortgage Loan may be included unless a title insurance policy, appropriate assignments of mortgage and leases and rents and commercially reasonable insurance policies are in effect with respect to the Mortgaged Property securing such Mortgage Loan;

          (e) Mortgage Loans with respect to a single borrower will not exceed 5% of the aggregate principal balance of such Commercial Mortgage Loans as of such date of purchase; and

           (f)   the current debt service coverage ratio with respect
             to each Mortgage Loan will not be less than       .

        The Company may not materially change this policy without the approval of a majority of its Independent Directors.


        The following tables set forth certain information with respect to the Commercial Mortgage Loans expected to be included in the Initial Portfolio:

                    Types of Commercial Mortgage Loans

                                                              Percentage
                                                             of Commercial
                        Number of                           Mortgage Loans
                        Commercial       Aggregate           by Aggregate
            Type      Mortgage Loans  Principal Balance    Principal Balance
     Retail  . . . .                   $                                   %
     Hotel . . . .
     Restaurant  . .
     Industrial  . .
     Other . . . . .  --------------    ---------------    ----------------
        Total  . . .                   $                                   %


              Current Interest Rates of Commercial Mortgage Loans

                                                              Percentage
                                                             of Commercial
                        Number of                           Mortgage Loans
                        Commercial       Aggregate           by Aggregate
   Interest Rates     Mortgage Loans  Principal Balance    Principal Balance

         % to      % . .               $                                  %
         % to      % . .
         % to      % . . -----------    ---------------     --------------
        Total  . . . . .               $                                  %





                             ADJUSTMENT MARGINS

                                                                  Percentage
                                                                 of Commercial
                                                                 Mortgage Loans
                             Number of                            by Aggregate
    Range of                 Commercial   Aggregate Outstanding    Outstanding
Adjustment Margins (%)     Mortgage Loans  Principal Balance   Principal Balance
 [0.751-1.000] . . . . .                  $                                   %
 [1.001-1.250] . . . . .
 [1.251-1.500] . . . . .
 [1.501-1.750] . . . . .
 [1.751-2.000] . . . . .
 [2.001-2.250] . . . . .
 [2.251-2.500] . . . . .
 [2.501-2.750] . . . . .
 [2.751-3.000] . . . . .
 [3.001-3.250] . . . . .
 [3.251-3.500] . . . . .
 [3.501-3.750] . . . . .
 [3.751-4.000] . . . . .   -------------   ----------------     --------------
        Total                             $                                   %


                        DEBT SERVICE COVERAGE RATIOS
                                                                Percentage
                                                                Commercial
                          Number of         Aggregate          Mortgage Loans
       Debt Service      Commercial        Outstanding          by Aggregate
      Coverage Ratio    Mortgage Loans  Principal Balance    Principal Balance
 [1.1501-1.2500x]                        $                                   %
 [1.2501-1.3500x]
 [1.3501-1.4500x]
 [1.4501-1.5500x]
 [1.5501-1.6500x]
 [1.6501-1.7501x]
 [1.7501-1.8500x]
 [1.8501-2.0000x]
 Greater than [2.0001x]  ------------     --------------       -------------
    Total                                 $                                  %

THE INDEX

     The Index for some of the Mortgage Loans is the weekly or quarterly average yield on United States Treasury Securities adjusted to a constant maturity of one year, three years or five years, as made available by the Federal Reserve Board. The following table sets forth the monthly averages of the Index for each of the six calendar years or portions thereof, based on information published by the Federal Reserve Board in Statistical Release.

                                           Year
 1 YR CMT
 Month               1995     1994      1993     1992     1991     1990

 January . . . . .   7.05%     3.54%    3.50%    4.15%    6.65%    7.92%
 February  . . . .   6.70      3.87     3.39     4.29     6.27     8.11
 March . . . . . .   6.43      4.32     3.33     4.63     6.40     8.35
 April . . . . . .   6.27      4.82     3.24     4.30     6.24     8.40
 May . . . . . . .   6.00      5.31     3.36     4.19     6.13     8.32
 June  . . . . . .   5.64      5.27     3.54     4.17     6.36     8.10
 July  . . . . . .   5.59      5.48     3.47     3.60     6.31     7.94
 August  . . . . .     -       5.56     3.44     3.47     5.78     7.78
 September . . . .     -       5.76     3.36     3.18     5.57     7.76
 October . . . . .     -       6.11     3.39     3.30     5.33     7.55
 November  . . . .     -       6.54     3.58     3.68     4.89     7.31
 December  . . . .     -       7.15     3.61     3.71     4.38     7.05


                                            Year
 3 YR CMT
 Month               1995      1994     1993     1992     1991     1990

 January . . . . .   7.66%     4.48%    4.93%    5.40%    7.38%    8.13%
 February  . . . .   7.25      4.83     4.58     5.72     7.08     8.39
 March . . . . . .   6.89      5.40     4.40     6.18     7.35     8.63
 April . . . . . .   6.68      5.99     4.30     5.93     7.23     8.78
 May . . . . . . .   6.27      6.34     4.40     5.81     7.12     8.69
 June  . . . . . .   5.80      6.27     4.53     5.60     7.39     8.40
 July  . . . . . .   5.89      6.48     4.43     4.91     7.38     8.26
 August  . . . . .     -       6.50     4.36     4.72     6.80     8.22
 September . . . .     -       6.69     4.17     4.42     6.50     8.27
 October . . . . .     -       7.04     4.18     4.64     6.23     8.07
 November  . . . .     -       7.44     4.50     5.14     5.90     7.74
 December  . . . .     -       7.71     4.54     5.21     5.39     7.47

                                           Year
 5 YR CMT
 Month               1995      1994     1993     1992     1991     1990

 January . . . . .   7.76%     5.09%    5.83%    6.24%    7.70%    8.12%
 February  . . . .   7.37      5.40     5.43     6.58     7.47     8.42
 March . . . . . .   7.05      5.94     5.19     6.95     7.77     8.60
 April . . . . . .   6.86      6.52     5.13     6.78     7.70     8.77
 May . . . . . . .   6.41      6.78     5.20     6.69     7.70     8.74
 June  . . . . . .   5.93      6.70     5.22     6.48     7.94     8.43



 July  . . . . . .   6.01      6.91     5.09     5.84     7.91     8.33
 August  . . . . .     -       6.88     5.03     5.60     7.43     8.44
 September . . . .     -       7.08     4.73     5.38     7.14     8.51
 October . . . . .     -       7.40     4.71     5.60     6.87     8.33
 November  . . . .     -       7.72     5.06     6.04     6.62     8.02
 December  . . . .     -       7.78     5.15     6.08     6.19     7.73

          If The Index is not published or is otherwise unavailable, the Servicer will select an alternative index as provided in the mortgage note; provided, that such alternative index may be used only if counsel provides an opinion that the use of such index will not jeopardize the REIT status of the Company.

       UNDERWRITING STANDARDS

          The Bank has represented to the Company that all of the Mortgage Loans to be included in the Initial Portfolio (including those which were not actually originated by the Bank or its affiliates) were originated generally in accordance with the underwriting policies customarily employed by the Bank or its affiliates during the period in which the Mortgage Loans in the Initial Portfolio were originated.

       GEOGRAPHIC DISTRIBUTION

          The Company currently anticipates that approximately      %
     of the real estate properties underlying the Company's Residential and Commercial Mortgage Loans included in the Initial Portfolio will be located in Ohio. Consequently, these Commercial Mortgage Loans may be subject to a greater risk of default than other comparable Commercial Mortgage Loans in the event of adverse economic, political or business developments or natural hazards in the region that may affect the ability of property owners in the region to make payments of principal and interest on the underlying mortgages.

     SERVICING

          The Mortgage Loans included in the Initial Portfolio will be sold to the Company on a servicing retained basis. With respect to the Mortgage Loans sold by the Bank and included in the
     Initial Portfolio, the Bank will retain the right to service such loans and will service such loans pursuant to the terms of each of the Seller's Warranties, Sale and Servicing Agreements. The
     Bank, as servicer, will receive fees generally ranging from     %
     to      % per annum, on the principal balances of the Mortgage
     Loans serviced. The Bank currently subcontracts the servicing of Residential Mortgage Loans pursuant to a sub-servicing agreement between the Bank and Wendover Funding, Inc., dated as of November
     3, 1995, certain relevant provisions of which are summarized below. Unless terminated by the Company, the Bank will be required to service the Mortgage Loans as long as the Series A Preferred Shares are outstanding.

          The Seller's Warranties, Sale and Servicing Agreements require the Bank to service the Company's Mortgage Loans in a manner generally consistent with accepted secondary market practices, with any servicing guidelines promulgated by the Company and, in the case of the Residential Mortgage Loans, with FNMA and FHLMC guidelines and procedures. The Bank will collect and remit principal and interest payments, administer mortgage escrow accounts, submit and pursue insurance claims and initiate and supervise foreclosure proceedings on the Mortgage Loans it services. The Bank will also provide accounting and reporting services with respect to the Mortgage Loans as required by the Company. The Bank will be required to follow such collection procedures as are customary in the industry. The Bank may, in its discretion, arrange with a defaulting borrower a schedule for the liquidation of delinquencies, provided that any primary mortgage insurance coverage is not adversely affected. The Bank may from time to time subcontract all or a portion of its servicing obligations under the Seller's Warranties, Sale and Servicing Agreements to other affiliates of the Bank. If no affiliate of the Bank is engaged in the business of servicing Mortgage Loans, the Bank may subcontract all or a portion of its obligations under the Seller's Warranties, Sale and Servicing Agreements to an unrelated third party subject to approval of a majority of the Independent Directors. The Bank does not service residential mortgage loans. At December 31, 1995, the Bank serviced commercial mortgage loans having an aggregate principal
     balance of approximately $    billion.  The Bank will not, in
     connection with subcontracting any of the obligations under the Seller's Warranties, Sale and Servicing Agreements, be discharged or relieved in any respect from its obligation to the Company to perform its obligations under such agreements.

          The Bank will be required to pay all expenses related to the performance of its duties under the Seller's Warranties, Sale and Servicing Agreements. The Bank will be required to make advances of principal and interest, taxes and required insurance premiums that are not collected from borrowers with respect to any Mortgage Loan, unless (with respect to advances of principal and interest) it determines that such advances are nonrecoverable from the mortgagor, insurance proceeds or other sources with respect to such Mortgage Loan. If such advances are made, the Bank generally will be reimbursed prior to the Company from proceeds related to such Mortgage Loan. The Bank also will be entitled to reimbursement by the Company for expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans and in connection with the restoration of Mortgaged Property. If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, the Company will suffer a loss to the extent that the proceeds from liquidation of the Mortgaged Property, after reimbursement of the Bank's expenses in the sale, are less than the outstanding principal balance of the related Mortgage Loan. The Bank will be responsible to the Company for any loss suffered as a result of the Bank's failure to make and pursue timely claims or as a result of actions taken or omissions made by the Bank as servicer which cause the policies to be cancelled by the insurer. The Bank will be required to represent and warrant that the Mortgage Loans will comply with any loan servicing guidelines promulgated by the Company and to agree to repurchase, at the request of the Company, any Mortgage Loan in the event that it fails to make such representations or warranties, or any such representation or warranty is untrue. The repurchase price for any such Mortgage Loan will be the outstanding principal amount thereof plus accrued and unpaid interest thereon at the date of repurchase.

          The Bank may institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a Mortgaged Property by operation of law or otherwise in accordance with the terms of the Seller's Warranties, Sale and Servicing Agreements.

          The Company may terminate the Seller's Warranties, Sale and Servicing Agreements upon the happening of one or more events specified in such agreements. Such events relate generally to the Bank's proper and timely performance of its duties and obligations under the Seller's Warranties, Sale and Servicing Agreements. In addition, the Company may also terminate either of the agreements without cause upon 90 days' notice and payment of a termination fee that is competitive with that which is generally payable in the industry. The termination fee will be based on the aggregate outstanding principal amount of the loans then serviced under the terminated agreement. As long as any Series A Preferred Shares remain outstanding, the Company may not terminate either of the Seller's Warranties, Sale and Servicing Agreements without the approval of a majority of the Independent Directors.

          As is customary in the mortgage loan servicing industry, the Bank will be entitled to retain any late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans. The Bank will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans. The Bank
     will be required to remit to the Company no later than the     th
     day of each month all principal and interest due from borrowers of Mortgage Loans (unless deemed nonrecoverable by the Servicer) on the [first] day of such month.

          When any Mortgaged Property is conveyed by a mortgagor, the Bank generally will enforce any "due-on-sale" clause contained in the Mortgage Loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular Mortgage Loan or applicable law, however, may provide that the Bank is prohibited from exercising the "due-on-sale" clause under certain circumstances related to the security underlying the Mortgage Loan and the buyer's ability to fulfill the obligations under the related mortgage note. Upon any assumption of a Mortgage Loan by a transferee, a fee equal to a specified percentage of the outstanding principal balance of the Mortgage Loan is typically required, which sum will be retained by the Bank as additional servicing compensation. To the extent the Bank has subcontracted the servicing to its Residential Mortgage Loans, the subservicer may retain such fees.

     SUBSERVICING

               The Bank and Wendover Funding, Inc. (the "Subservicer") have entered into a Subservicing Agreement, dated as of November 3, 1995 (the "Subservicing Agreement") pursuant to which the Bank may from time to time retain Subservicer to service Mortgage Loans. The Subservicer agrees to service such loans in accordance with the terms of the Subservicing Agreement and Customary Servicing Procedures (as defined therein), in consideration for a subservicing fee, the amount of which is determined by: (i) the number of loans subject to the Subservicing Agreement, and (ii) the types of loans serviced. Each party agrees to indemnify the other for costs and expenses related to its failure to comply with the terms of the Subservicing Agreement and for breaches of its representations and warranties. The Subservicing Agreement terminates December 31, 2000. Each party may, however, earlier terminate the Subservicing Agreement at its option upon six months' prior written notice. In the event the Bank terminates the Subservicing Agreement without cause it must pay an Exit Fee (as defined in the Subservicing Agreement). The Bank may, however, terminate the Subservicing Agreement, without payment of an Exit Fee if the delinquency rate of the portfolio exceeds the MBA Ohio Conventional Loan overall delinquency rate by 50% or more for two consecutive quarters. If the Subservicer terminates the Subservicing Agreement for cause (as described therein) it may be eligible to receive an Exit Fee.

               In addition to this agreement, the Company may enter into other agreements which establish similar relationships with respect to the subservicing of the Mortgage Loans.

     EMPLOYEES

          The Company has four officers, each of whom is described further below under "Management." The Company does not anticipate that it will require any additional employees, because it has retained the Advisor to perform certain functions pursuant to the Advisory Agreement described below under "Management The Advisor." It is currently anticipated that all of the officers of the Company will also be officers or employees of the Bank or its affiliates. The Company will maintain corporate records and audited financial statements that are separate from those of the Bank or any of its affiliates. None of the officers, employees or directors of the Company will have any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or will engage in acquiring, holding and managing Mortgage Assets.

     COMPETITION

          The Company does not anticipate that it will engage in the business of originating Mortgage Loans. It does anticipate that it will purchase Mortgage Assets in addition to those in the Initial Portfolio and that substantially all of these Mortgage Loans will be purchased from the Bank, affiliates of the Bank or from third parties. The Company does not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring its Mortgage Assets.

     LEGAL PROCEEDINGS

          The Company is not the subject of any litigation. None of the Company, the Advisor, the Bank or any of its affiliates is currently involved in nor, to the Company's knowledge, is currently threatened with any material litigation with respect to the Mortgage Assets to be included in the Initial Portfolio, other than routine litigation arising in the ordinary course of business, most of which is expected to be covered by liability insurance.


                                 MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS

          The Company's Board of Directors will initially be composed of seven members, five of whom will be Independent Directors. An "Independent Director" is a director who is not a current officer or employee of the Company, the Bank or any affiliate of the Bank. Pursuant to the Articles of Incorporation, the Independent Directors are required to take into account the interests of the holders of both the Series A Preferred Shares and the Common Stock in assessing the benefit to the Company of any proposed action requiring their consent. The Company currently has four officers. The Company has no other employees and does not anticipate that it will require additional employees. See "Business and Strategy Employees."

          The persons who are directors and executive officers of the Company are as follows:

                    Name               Age   Position and Offices Held

               Allen L. Davis  . . . .  54   Chairman, Chief
                                             Executive Officer and
                                             Director
               Phillip R. Myers  . . .  53   Executive Vice President
                                             and Director
               John R. Farrenkopf  . .  47   Vice President and Chief
                                             Financial Officer,
                                             Controller and Assistant
                                             Secretary
               Mark E. Magee . . . . .  48   Vice President,
                                             Secretary and General
                                             Counsel
               Jack M. Cook  . . . . .  51   Director
               Thomas D. Grote, Jr.  .  41   Director
               Joseph A. Pedoto  . . .  54  Director
               Sidney A. Peerless  . .  74  Director
               Joseph A. Steger  . . .  59  Director

       The following is a summary of the experience of the executive officers and directors of the Company:




     ALLEN L. DAVIS is President and Chief Executive Officer of
     Holdings and the Bank and a Director of LSI Industries, Inc.  Age
     54.

     JOHN R. FARRENKOPF is Vice President and Chief Financial Officer of Holdings and Senior Vice President and Chief Financial Officer of the Bank since August 1992. Age 47.

     MARK E. MAGEE is Vice President, Secretary and General Counsel of Holdings and Senior Vice President, Secretary and General Counsel of the Bank. Age 48

     JACK M. COOK is President and Chief Executive Officer of Health Alliance of Greater Cincinnati which includes Christ, University, Jewish and St. Luke Hospitals. Age 51.

     THOMAS D. GROTE, JR. is President of the Thomas J. Dyer Company.
     Age 41.

     PHILIP R. MYERS is Senior Executive Vice President of the Bank and Senior Vice President of Holdings. Age 53.

     JOSEPH A. PEDOTO is President of JLM Financial, Inc., a financial consulting firm. Age 54.

     SIDNEY A. PEERLESS is President of E.N.T. Associates and a staff member at several local hospitals. In addition, he is a Clinical Professor at the University of Cincinnati and a director of
     Jewish Hospital in Cincinnati, Ohio.   Age 74.

     JOSEPH A. STEGER is President of the University of Cincinnati and a Director of Cincinnati Milacron, Inc. Age 59.

     INDEPENDENT DIRECTORS

          The Company's Articles of Incorporation require that, so long as any Series A Preferred Shares are outstanding, certain actions by the Company must be approved by a majority of the Independent Directors of the Company. See "Description of Series A Preferred Shares Independent Director Approval." Jack M. Cook, Thomas D. Grote, Jr., Joseph A. Pedoto, Sidney A. Peerless and Joseph Steger are the Company's initial Independent Directors.

          If at the time of any annual meeting of the Company's stockholders the aggregate amount of accrued and unpaid dividends on the Series A Preferred Shares equals or exceeds an amount equal to four quarterly dividend payments on such Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Company will be increased by two, and the holders of Series A Preferred Shares will be entitled to elect two additional directors to serve on the Company's Board of Directors. Any member of the Board of Directors elected by holders of the Company's Preferred Stock will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares Voting Rights."

     AUDIT COMMITTEE

          Upon consummation of the Offering, the Company will establish an audit committee which will review the engagement of independent accountants and review the independence of its auditors. The audit committee will also review the adequacy of the Company's internal accounting controls. The audit committee
     will be comprised of                  and                     .

     COMPENSATION OF DIRECTORS AND OFFICERS

          The Company intends to pay the Independent Directors of the Company fees for their services as directors. The Independent
     Directors will receive annual compensation of $         plus a
     fee of $        for attendance (in person or by telephone) at
     each meeting of the Board of Directors.

          The Company will not pay any compensation to its officers or employees or to directors who are not Independent Directors.

     LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

          The Ohio General Corporation Law generally eliminates the personal liability of directors for monetary damages for breaches of fiduciary duty unless it can be demonstrated by clear and convincing evidence that the director acted with deliberate intent to cause injury to the corporation or acted with reckless disregard for the best interests of the corporation. The Company's Articles of Incorporation do not opt out of this liability limiting statutory scheme.

          The regulations of the Company (the "Regulations") require indemnification of the Company's directors and officers and specify that the right to indemnification is a contractual right, setting forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the Regulations. The Regulations also entitle any director or officer to be reimbursed for the expenses of prosecuting any claim against him or her arising out of his or her status as such. The Regulations of the Company also provide that the Company may enter into contracts with any director or officer in furtherance of the indemnification provisions contained in the Regulations and allow the Company to create a trust fund to ensure payment of amounts indemnified.

     THE ADVISOR

          In connection with the consummation of the Offering and the formation of the Company as described herein, the Company will enter into an Advisory Agreement with the Bank to administer the day-to-day operations of the Company. The Bank in its role as Advisor under the terms of the Advisory Agreement is herein referred to as the "Advisor." The Advisor will be responsible for
     (i) monitoring the credit quality of the Mortgage Assets held by the Company and (ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets. The Advisor may from time to time subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates involved in the business of managing Mortgage Assets. If no affiliate of the Advisor is engaged in the business of managing Mortgage Assets, the Advisor may, with the approval of a majority of the Board of Directors as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement.

          The Advisor and its affiliates have substantial experience in the mortgage lending industry, both in the origination and in the servicing of mortgage loans. At December 31, 1995, the
     Advisor and its affiliates held approximately $      mortgage
     loans. In their mortgage loan business, the Advisor and its affiliates originate and the Bank purchases, commercial and residential mortgage loans, and then generally sell such loans to investors, primarily in the secondary markets, while retaining the rights to service certain such loans.

          The Advisory Agreement has an initial term of five years, and will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the Advisor by the Company. The Advisory Agreement may be terminated by the Company at any time upon 90 days' prior notice. As long as any Series A Preferred Shares remain outstanding, any decision by the Company either not to renew the Advisory Agreement or to terminate the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor will be entitled to receive an
     advisory fee equal to          with respect to the advisory and
     management services provided by it to the Company.

              CERTAIN TRANSACTIONS CONSTITUTING THE FORMATION

          Prior to or simultaneously with the completion of the Offering, the Company and the Bank and its affiliates will engage in the transactions described below which are designed (i) to facilitate the Offering, (ii) to transfer the ownership of the Initial Portfolio to the Company and (iii) to enable the Company to qualify as a REIT for federal income tax purposes commencing with its initial taxable year ending December 31, 1996.

          The transactions constituting the formation of the Company will include the following:

          * The Articles of Incorporation of the Company will be amended to provide for 2,200,000 authorized shares of Preferred Stock and to establish the terms of the Series A Preferred Shares.

          *         The Company will sell to the public 2,000,000
                    Series A Preferred Shares in the Offering
                    (assuming the Underwriters' over-allotment option is not exercised).

          *         The Bank will acquire 900 additional shares of Common
                    Stock for an aggregate purchase price equal to $50,000,000. In addition, the Bank will acquire additional shares of Common Stock for a purchase price equal to the aggregate amount of underwriting discounts and expenses of the Offering. The Bank currently owns, and following the completion of the Offering intends to continue to own, all of the issued and outstanding shares of Common Stock of the Company.

          * The Bank will sell the Initial Portfolio to the Company for an aggregate purchase price equal to or exceed $100,000,000 pursuant to the terms of the Seller's Warranties, Sale and Servicing Agreements.

          * The Company will enter into the Advisory Agreement with the Advisor pursuant to which the Advisor will manage the Mortgage Assets held by the Company and administer the day-to-day operations of the Company. See "Management The Advisor."

          * The Bank will enter into the Seller's Warranties, Sale and Servicing Agreements pursuant to which it will separately service the Residential Mortgage Loans and the Commercial Mortgage Loans included in the Initial Portfolio. See "Business and Strategy Servicing."

          In addition to its ownership of 100% of the Common Stock of the Company, the Bank will also have responsibility for the day-to-day management of the Company's assets in its capacity as Advisor under the Advisory Agreement. See "Management The Advisor" and "Risk Factors Relationship with the Bank and its Affiliates; Conflicts of Interest."

          The Company and the Bank intend that the fair value of the Initial Portfolio will equal or exceed the amount that the Company will pay for the Initial Portfolio (approximately $100,000,000). However, no third party valuations of the Mortgage Assets constituting the Initial Portfolio have been or will be obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Portfolio will not differ from the purchase price to be paid by the Company. See "Risk Factors No Third Party Valuation of the Mortgage Assets," "No Arm's-Length Negotiations with Affiliates" and " Relationship with the Bank and its Affiliates; Conflicts of Interest."

                 DESCRIPTION OF SERIES A PREFERRED SHARES

          The following summary sets forth the material terms and provisions of the Series A Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Company's Articles of Incorporation, the form of which has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Description of Capital Stock" below.

     GENERAL

          The Series A Preferred Shares form a series of the Preferred Stock of the Company, which Preferred Stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors. The Board of Directors has authorized the amendment of the Company's Articles of Incorporation to create the Series A Preferred Shares and the issuance of the Series A Preferred Shares.

          When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares are perpetual and will not be convertible into shares of Common Stock or any other class or series of capital stock of the Company and will not be subject to any sinking fund or other obligation of the Company for its repurchase or retirement.

          The transfer agent, registrar and dividend disbursement
     agent for the Preferred Stock will be                      .  The
     registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

          The Series A Preferred Shares will rank prior to the Common Stock and to all other classes and series of equity securities of the Company now or hereafter issued (collectively, "Junior Stock"), other than any class or series of equity securities of the Company expressly designated as being on a parity with ("Parity Stock")(such stock having either cumulative or non-cumulative right to dividends) or senior to ("Senior Stock") the Series A Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution. The Company has the power to create and issue additional Preferred Stock or other classes of stock ranking on a parity with the Series A Preferred Stock, or that constitute Junior Stock, without any approval or consent of the holders of Series A Preferred Shares. The Company may not issue additional shares of Preferred Stock senior to the Series A Preferred Shares or on a parity with the Preferred Stock but having a cumulative dividend feature, without the consent of holders of at least 66 2/3% of the outstanding shares of Preferred Stock at that time, including the Series A Preferred Shares. The Company also may not issue additional shares of Preferred Stock on a parity with the Series A Preferred Shares without the approval of a majority of the Company's Independent Directors.

     DIVIDENDS

          Holders of Series A Preferred Shares will be entitled to receive, if, when and as declared by the Board of Directors of the Company out of assets of the Company legally available
     therefor, non-cumulative cash dividends at the rate of    % per
     annum of the initial liquidation preference (equivalent to $25.00 per share). Dividends on the Series A Preferred Shares will be payable, if declared, quarterly on March 31, June 30, September 30 and December 31 (or, if any such day is not a business day, on the next business day) of each year (each such date, a "Dividend
     Payment Date"), commencing on              , 1996.  Quarterly
     Dividend Periods will commence on and include the first day, and end on and include the last day, of the calendar quarter that immediately precedes the calendar quarter in which the corresponding Dividend Payment Date occurs; provided, however, that the first Dividend Period (the "Initial Dividend Period") shall commence on and include the original issue date of the Series A Preferred Shares and shall end on and include
     , 1996. Each such dividend will be payable to holders of record as they appear on the stock register of the Company on such record dates, not exceeding 45 days preceding the Payment Date thereof, as shall be fixed by the Board of Directors of the Company. Dividends payable on the Series A Preferred Shares for the Initial Dividend Period and for any other Dividend Period greater or less than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period. Dividends payable on the Series A Preferred Shares for each full Dividend Period shall be
     $       .

          The right of holders of Series A Preferred Shares to receive dividends is non-cumulative. Accordingly, if the Board of Directors does not declare a dividend payable in respect of any Dividend Period, holders of Series A Preferred Shares will have no right to receive a dividend in respect of such Dividend Period, and the Company will have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are declared payable in respect of any future Dividend Period. The Company, however, intends to maintain its status as a REIT and plans to distribute at least 95% of its REIT taxable income. See "Federal Income Tax Considerations."

     VOTING RIGHTS

          Except as expressly required by applicable law, or except as indicated below, the holders of the Series A Preferred Shares will not be entitled to vote. In the event the holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share will be entitled to one vote.

          If at the time of any annual meeting of the Company's shareholders the aggregate amount of accrued and unpaid dividends on any series of Preferred Stock of the Company, including the Series A Preferred Shares, equals or exceeds an amount equal to four quarterly dividend payments on such series of Preferred Stock, the number of directors then constituting the Board of Directors of the Company will be increased by two, and the holders of the Series A Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class, will be entitled to elect such two additional directors to serve on the Company's Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

          The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of each series of Preferred Stock of the Company, including the Series A Preferred Shares, voting as a single class without regard to series, will be required (a) to create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Stock of the Company other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of the Company's Articles of Incorporation so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Company; provided that if such amendment shall not adversely affect all series of Preferred Stock of the Company, such amendment need only be approved by at least 66 2/3% of the holders of shares of all series of Preferred Stock adversely affected thereby.

     REDEMPTION

          The Series A Preferred Shares will not be redeemable prior to , 20[01] (except upon the occurrence of a Tax Event). On or after such date, the Series A Preferred Shares will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $25.00 per share, plus declared and unpaid dividends to the date of redemption, if any, and without duplication, an additional amount equal to the amount of dividends that would be payable on the Preferred Stock in respect of the period from the first day of the Dividend Period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared).




          The Company will also have the right at any time, upon the occurrence of a Tax Event, to redeem the Series A Preferred Shares, in whole (but not in part) at a redemption price of $25.00 per share, plus declared and unpaid dividends to the date of redemption, if any, and without duplication, an additional amount equal to the amount of dividends that would be payable on the Preferred Stock in respect of the period from the first day of the Dividend Period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared). "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of:
     (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, treaties or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          If all funds necessary for such redemption are set aside or delivered to the redemption agent with irrevocable instructions to effect the redemption, then all shares so called for redemption will be deemed to be no longer outstanding and all rights with respect to such shares will terminate, except for the right to receive the funds so deposited, without interest.
     RIGHTS UPON LIQUIDATION

          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of any Junior Stock, liquidating distributions in the amount of $25.00 per share, plus declared and unpaid dividends thereon, if any, to the date of liquidation.

          After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding Series

          A Preferred Shares and the corresponding amounts payable on any Parity Stock, then the holders of the Series A Preferred Shares and any Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     INDEPENDENT DIRECTOR APPROVAL

          The Articles of Incorporation require that, so long as any Series A Preferred Shares are outstanding, certain actions by the Company be approved by a majority of its Independent Directors. Jack M. Cook, Thomas D. Grote, Jr., Joseph A. Pedoto, Sidney A. Peerless and Joseph Steger are the Company's initial Independent Directors. See "Management Independent Directors." In order to be considered "independent," a director must not be a current employee of the Company, Holdings, the Bank or any affiliate of the Bank. In addition, any members of the Board of Directors of the Company elected by holders of Preferred Stock, including the Series A Preferred Shares, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors. The actions which require approval of a majority of the Independent Directors include (i) the issuance of additional Preferred Stock ranking on a parity with the Series A Preferred Shares, (ii) the incurrence of debt for borrowed money in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of Preferred Stock and Common Stock, (iii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Company's REIT taxable income for such year plus net capital gains of the Company for that year, (iv) the acquisition of real estate assets other than Commercial or Residential Mortgage Loans or Mortgage Securities, (v) the redemption of any shares of Common Stock, (vi) the termination or modification of, or the election not to renew, the Advisory Agreement or the Seller's Warranties, Sale and Servicing Agreements or the subcontracting of any duties under either Agreement to third parties unaffiliated with the Bank (other than any current subservicing arrangement with Wendover Funding, Inc.), (vii) the determination to revoke the Company's REIT status; and, (viii) any material change in any of the Company's policies. The Articles of Incorporation require that, in assessing the benefits to the Company of any proposed action requiring their consent, the Independent Directors take into account the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares.

     RESTRICTIONS ON OWNERSHIP

          For information regarding restrictions on ownership of the Series A Preferred Shares, see "Description of Capital
     Stock Restrictions on Ownership and Transfer."


                        DESCRIPTION OF CAPITAL STOCK

          The following summary of the terms of the capital stock of the Company does not purport to be complete and is subject in all respects to the applicable provisions of the Ohio General
     Corporation Law and the Articles of Incorporation of the Company.

     COMMON STOCK

       GENERAL

          The Company will be authorized to issue up to 1,000 shares of Common Stock. Upon consummation of the Offering and the transactions described in "Transactions Constituting the Formation," the Company will have outstanding 1,000 shares of Common Stock, all of which will be held by the Bank. In addition, Holdings has agreed that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company.

       DIVIDENDS

          Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of Preferred Stock are outstanding, no dividends or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full dividends on the shares of all series of Preferred Stock, including accumulations in the case of cumulative Preferred Stock, have been paid. In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its annual REIT taxable income to stockholders.

       VOTING RIGHTS

          Subject to the rights, if any, of the holders of any class or series of Preferred Stock as set forth herein, all voting rights are vested in the Common Stock. The holders of Common Stock are entitled to one vote per share and may cumulate their votes in the election of the Company's Board of Directors. All of the issued and outstanding shares of Common Stock are currently held by the Bank.

       RIGHTS UPON LIQUIDATION

          In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

     PREFERRED STOCK

          Subject to limitations prescribed by Ohio General Corporation Law and the Company's Articles of Incorporation, the Board of Directors is authorized to amend the Company's Articles of Incorporation and thereby to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such series as the Board of Directors may determine and to establish, from time to time, the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such series, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

          Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Articles relating to that class or series.

          The Articles of Incorporation set forth the preferences and other terms of each series of Preferred Stock, including, without limitation, the following: (i) the title and stated value of such series; (ii) the number of shares of such class or series offered and the liquidation preference per share of such class or series;
     (iii) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series; (iv) whether such class or series of Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such class or series shall accumulate; (v) the provision for a sinking fund, if any, for such class or series;
     (vi) the provision for redemption, if applicable, of such class or series; (vii) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;
     (viii) the relative ranking and preferences of such class or series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (ix) any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (x) any other specific terms, preferences, rights, limitations or restrictions of such class or series; and (xi) any voting rights of such class or series. For information regarding dividends, redemption, voting and other characteristics of the Series A Preferred Shares, see "Description of Series A Preferred Shares".

     RESTRICTIONS ON OWNERSHIP AND TRANSFER

     FIVE OR FEWER TEST

          In order for the Company to qualify, and to continue to qualify, as a REIT under the Code, not more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The Five or Fewer Test is applied using certain constructive ownership and attribution rules. Immediately after the Offering, certain significant shareholders of Holdings (i.e.,
                    ) will, through their constructive ownership of a beneficial interest in the Bank, constitute individuals for purposes of this test and, under the IRS's rules for determining percentages of ownership, will be deemed to own constructively
     approximately    % of the value of the outstanding shares of
     beneficial interest in the Company (the "Significant Shareholders"). Presently, there are no restrictions which prevent either (i) any Significant Shareholder from increasing or decreasing its percentage ownership of Holdings (and their percentage ownership in the REIT) or (ii) any other person from becoming a significant constructive shareholder of the REIT by acquiring an equity interest in Holdings. Moreover, any increase or decrease in the value of the Common Stock as compared to the value of the Preferred Stock will increase or decrease the percentage of the value of the outstanding shares of capital stock of the REIT held by the Significant Shareholders.

          Because the Company believes that it is essential to qualify, and to continue to qualify, as a REIT, the Articles of Incorporation of the Company, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of
     the attribution rules of the Code, more than    % of the lesser
     of the number of the issued and outstanding shares of Preferred Stock or the value of the issued and outstanding shares of the Company (the "Ownership Limit"). The Board of Directors may (but will not be required to), upon the receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

          The constructive ownership rules of the Code are complex and may cause Preferred Stock owned, directly or indirectly, by one individual or entity to be deemed to be owned by other related individuals or entities. As a result, the acquisition by an
     individual or entity of less than    % of the lesser of the
     number of the issued and outstanding shares of Preferred Stock or the value of the issued and outstanding shares of the Company (or the acquisition of an entity that owns such shares) may cause that individual or entity (or another individual or entity) to violate the Ownership Limit.




          The Articles of Incorporation provide that shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit (the "Excess Shares") will automatically be transferred, by operation of law, to a trustee as a trustee of a trust for the exclusive benefit of a charity to be named by the Company as of the day prior to the day the prohibited transfer took place. Any distributions paid prior to the discovery of the prohibited transfer are to be repaid by the original transferee to the Company and by the Company to the trustee; any vote of the shares while the shares were held by the original transferee prior to the Company's discovery thereof shall be void ab initio and the original transferee shall be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void ab initio. In liquidation, the original transferee stockholder's ratable share of the Company's assets would be limited to the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall promptly sell the shares to any person whose ownership is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of the sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value on its date of acquisition) and any remaining proceeds shall be paid to a charity to be named by the Company. All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

          The Ownership Limit provisions will not be automatically removed even if the REIT Provisions (as defined herein) are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. The foregoing restrictions on transferability and ownership will not apply, however, if the Company determines that it is no longer in the best interests of the Company to attempt to qualify, or continue to qualify, as a REIT.

     ONE HUNDRED PERSONS TEST

          In addition, the REIT provisions of the Code require that the capital stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "One Hundred Persons Test"). The Articles of Incorporation of the Company contain restrictions in order to ensure compliance with the One Hundred Persons Test. Specifically, such provisions require that if any transfer of shares of capital stock of the Company would cause the Company to be beneficially owned by fewer than 100 persons, such transfer shall be null and void and the intended transferee will acquire no rights to the stock.

          The Articles of Incorporation require that any person who beneficially owns 1% (or such lower percentage as may be required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of Preferred Stock of the Company must provide certain information to the Company within 30 days of June 30 and December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on the Company's status as a

          REIT and to ensure compliance with the Five or Fewer and One Hundred Persons Tests.


                     FEDERAL INCOME TAX CONSIDERATIONS

          The following summary of material federal income tax considerations regarding the Offering is based upon current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes summaries of legal matters or legal conclusions, has been reviewed by Skadden, Arps, Slate, Meagher & Flom, and it is their opinion that such information is accurate in all material respects. The discussion below is based on existing federal income tax law, which is subject to change, with possible retroactive effect. The discussion below does not address all aspects of taxation that may be relevant in the particular circumstances of each stockholder or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed) subject to special treatment under the federal income tax laws.

          EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND SALE OF THE SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.




     TAXATION OF THE COMPANY

       GENERAL

          The Company believes that, commencing with its initial taxable year ending December 31, 1996, it will be owned and organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations (the "REIT Provisions"), which are the requirements for qualifying as a REIT, commencing with its initial taxable year ending December 31, 1996. The REIT Provisions are technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

          In the opinion of Skadden, Arps, Slate, Meagher & Flom, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code, commencing with the Company's initial taxable year ending December 31, 1996. Such opinion is based on certain factual assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to factual matters, such as the organization and expected manner of operation of the Company. In addition, this opinion is based upon the factual representations of the Company concerning its business and Mortgage Assets set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom on a continuing basis. No assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See " Failure to Qualify."

          If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. Such treatment substantially eliminates the federal "double taxation" on earnings (tax at both the corporate and the stockholder level) that generally results from investment in a corporation.

          Despite the REIT election, the Company may be subject to federal income and excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on certain of its items of tax preferences, if any, (iii) if the Company has (a) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income, (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax, (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualifications as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability, and (vi) if the Company should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company does not now intend to acquire any appreciated assets from a corporation generally subject to full corporate-level tax in a transaction in which any gain on the transfer is not fully recognized. However, in the event of such an acquisition, the Company could, under certain circumstances, be subject to tax upon disposition of such assets.

       ORGANIZATIONAL REQUIREMENTS

          The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Provisions; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and (vii) meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (vi), certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under Section 401(a) of the Code and that holds shares of a REIT will be generally treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. See " Taxation of United States
     Stockholders Treatment of Tax-Exempt Stockholders."

          The Company believes that it will issue sufficient shares pursuant to the Offering to allow it to satisfy conditions (v) and (vi) above. In addition, the Company's Articles of Incorporation includes certain restrictions regarding transfer of its shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described under "Description of Capital
     Stock Restrictions on Ownership and Transfer."

          In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.
      INCOME TESTS

          The Company must annually satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (as interest on obligations secured by mortgages on real property, certain "rents from real property" or as gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property (apart from involuntary conversions and sales of foreclosure property) held for less than four years from the date of acquisition must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

          For all of the interest paid with respect to an obligation to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includible as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of qualifying gross income so long as the determination of those amounts does not depend on the income or profits of any qualifying person. By statute, the term interest does not include any amount based on income or profits except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (ii) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and the borrower leases under one or more leases based on income or profits, only a portion of the contingent interest paid by the borrower will be disqualified as interest.

          Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if certain statutory conditions are met that limit rental income essentially to rentals on investment-type properties. In the event that a REIT acquires by foreclosure property that generates income that does not qualify as "rents from real property," such income will be treated as qualifying for two years following foreclosure (which period may be extended by the IRS so long as (i) all leases entered into after foreclosure generate only qualifying rent, (ii) only limited construction takes place and (iii) within 90 days of foreclosure, any trade or business in which the property is used is conducted by an independent contractor from which the REIT derives no income). In the event that the special foreclosure property rule applies to qualify otherwise unqualified income, the net income that qualifies only under the special rule for foreclosure property will be subject to tax, as described above.

      RELIEF PROVISIONS

          If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in " Taxation of the Company General," even if these relief provisions apply, the Company will, however, still be subject to a special tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year. See "Federal Income Tax Considerations Taxation of the Company General."
      ASSET TESTS

          At the close of each quarter of its taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items, and government securities. Second, although not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class, (i) the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and (ii) the Company may not own more than 10% of any one issuer's outstanding voting securities.

          After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

      ANNUAL DISTRIBUTION REQUIREMENTS

          In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (which is defined generally as the taxable income of the Company computed without regard to the dividends paid deduction and the Company's net capital gain) plus (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100% of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates, as the case may be. The Code permits a stockholder to elect to be treated for tax purposes as having (i) received a distribution in the amount specified in the election and (ii) contributed the amount thereof to the capital of the Company. In the event the Company fails to distribute 100% of its income and capital gains, the Bank may elect to be so treated. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirement.




          It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating the taxable income of the Company. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.

          Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     FAILURE TO QUALIFY

          If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

     TAXATION OF UNITED STATES STOCKHOLDERS

          Distributions Generally. As long as the Company qualifies as a REIT, distributions to a United States Stockholder out of the Company's current or accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated by the Company as capital gains dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income pursuant to Section 291(d) of the Code. A distribution in excess of current or accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the United States Stockholder's Series A Preferred Shares, and a distribution in excess of the United States Stockholder's tax basis in its Series A Preferred Shares will be taxable gain realized from the sale of such shares. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not claim the benefit of any tax losses of the Company on their own income tax returns.

          The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under " Taxation of the Company General" and " Taxation of the Company Annual Distribution Requirements" above. As a result, stockholders may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

          Losses incurred on the sale or exchange of Series A
     Preferred Shares held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling stockholder with respect to such stock.

          Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee's pension trust or other domestic tax-exempt stockholder will not constitute "unrelated business taxable income" unless the stockholder has borrowed to acquire or carry its shares of the Company or the shares are used in an unrelated trade or business of the shareholder. A tax-exempt employee's pension trust that holds more than 10% of the shares of a "pension-held" REIT might be required to treat a certain portion of the dividends paid as unrelated business taxable income. The Company will be treated as a "pension-held" REIT if either (i) at least one "qualified trust" (as defined in the Code) owns more than 25% (by value) of the issued and outstanding shares of the Company or (ii) one or more qualified trusts (each owning more than 10% (by value) of the issued and outstanding shares of the Company) own, in the aggregate, more than 50% (by value) of all of the issued and outstanding shares of the Company.

     TAXATION OF NON-UNITED STATES STOCKHOLDERS

          The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-United States Holders of such stock. A "Non-United States Holder" is any person other than (i) a citizen or resident of the United States,
     (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includible in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

          Ordinary Dividends. The portion of dividends received by Non-United States Holders payable out of the Company's earnings and profits (which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-United States Holder) will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-United States Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-United States Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-United States Holder's conduct of a U.S. trade or business, the Non-United States Holder generally will be subject to U.S. tax at graduated rates, in the same manner as a United States Stockholder with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-United States Holder that is a foreign corporation). Non-Dividend Distributions. Distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-United States Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

          Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-United States Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") will be considered effectively connected with a U.S. trade or business of the Non-United States Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend (a "USRPI Capital Gain"). Shares of a corporation are treated as a USRPI only if the fair market value of the USRPIs owned by the corporation equals or exceeds 50% of the fair market value of its total assets. If at no time during the five years preceding the sale of exchange of shares in the Company the shares of constituted a USRPI, gain or loss on the sale or exchange will not be treated as effectively connected with a U.S. trade or business by reason of FIRPTA. While ownership of real property in the U.S. is always a USRPI, a loan secured by a mortgage on U.S. real property does not constitute a USRPI unless the amounts payable by the borrower are contingent on the income or receipts of the borrower or the property or otherwise based on the property. [Because such contingent interest is not likely to be present in residential mortgage loans to be owned by the Company
     that are expected to represent approximately     % of the assets
     of the Company (although such interest is fairly common in commercial loans), the Company believes that it is unlikely that its shares will be USRPIs or that it will derive significant gain from USRPIs, although whether its shares are USRPIs or it derives income from USRPIs will depend on the facts as they ultimately develop]. If the shares do constitute USRPIs, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

          Disposition of Stock of the Company. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-United States Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

          If the Company does not constitute a domestically controlled REIT, a Non-United States Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Company's Series A Preferred Stock is listed) and (ii) the selling Non-United States Holder held 5% or less of the Company's outstanding stock at all times during a specified testing period.

          If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-United States Holder would be subject to the same treatment as a United States Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

          Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-United States Holder in two cases: (i) if the Non-United States Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-United States Holder, the Non-United States Holder will be subject to the same treatment as a United States Stockholder with respect to such gain, or (ii) if the Non-United States Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

          Estate Tax. Shares of the Company owned or treated as owned by a nonresident alien decedent are includible in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


     INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

          The Company will report to its stockholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

          United States Stockholders. Under certain circumstances, a United States Stockholder of Series A Preferred Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Series A Preferred Shares. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that the holder is subject to backup withholding for failure to report interest or dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A United States Stockholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States Stockholder will be allowed as a credit against such United States Stockholder's United States federal income tax liability and may entitle such United States Stockholder to a refund, provided that the required information is furnished to the IRS.

          Non-United States Stockholders. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-United States Holders and a Non-United States Holder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Non-United States Holder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Non-United States Holder will be allowed as a credit against any United States federal income tax liability of such Non-United States Holder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.




     OTHER TAX CONSEQUENCES

          The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                            ERISA CONSIDERATIONS

     GENERAL

          In evaluating the purchase of Series A Preferred Shares, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, a "Plan" and collectively, "Plans") should consider
     (a) whether the ownership of Series A Preferred Shares is in accordance with the documents and instruments governing such Plan; (b) whether the ownership of Series A Preferred Shares is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code; (c) whether the Company's assets are treated as assets of the Plan; and (d) the need to value the assets of the Plan annually. In addition, the fiduciary of an individual retirement arrangement under Section 408 of the Code (an "IRA") considering the purchase of Series A Preferred Shares should consider whether the ownership of Series A Preferred Shares would result in a non-exempt prohibited transaction under Section 4975 of the Code.

          The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder, and may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. PLANS AND IRAS THAT ARE PROSPECTIVE PURCHASERS OF SERIES A PREFERRED SHARES SHOULD CONSULT WITH AND RELY UPON THEIR OWN ADVISORS IN EVALUATING THESE MATTERS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

     PLAN ASSET REGULATION

          Under Department of Labor regulations governing what constitutes the assets of a Plan or IRA ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code (the "Plan Asset Regulation," 29 C.F.R. Sec.2510.3-101), when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security."

          For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The Series A
          Preferred Shares will be registered under the Securities Act and the Exchange Act within the time periods specified in the Plan
     Asset Regulation.

          The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held," because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Company expects the Series A Preferred Shares to be "widely held" upon the completion of the Offering.

          The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the Offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The Company believes that any restrictions imposed on the transfer of the Series A Preferred Shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series A Preferred Shares to be "freely transferable."

          A Plan should not acquire or hold the Series A Preferred Shares if the Company's underlying assets will be treated as the assets of such Plan. However, the Company believes that under the Plan Asset Regulation the Series A Preferred Shares should be treated as "publicly-offered securities" and, accordingly, the underlying assets of the Company should not be considered to be assets of any Plan or IRA investing in the Series A Preferred Shares.

     EFFECT OF PLAN ASSET STATUS

          ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, the assets of the Company under current law do not appear likely to be assets of the Plans receiving Series A Preferred Shares as a result of the Offering. However, if the assets of the Company were deemed to be assets of the Plans under ERISA, certain directors and officers of the Company might be deemed fiduciaries with respect to the Plans that invest in the Company and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

          If the assets of the Company were deemed to be Plan Assets, transactions between the Company and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Series A Preferred Shares could be liable as co-fiduciaries for actions taken by the Company that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.

     PROHIBITED TRANSACTIONS

          Section 406 of ERISA provides that Plan fiduciaries are prohibited from causing the Plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a Plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of Plan assets to, or use of Plan assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a Plan fiduciary from dealing with Plan assets in its own interest or for its own account, from acting in any capacity in any transaction involving the Plan on behalf of a party (or representing a party) whose interests are adverse to the interests of the Plan, and from receiving any consideration for its own account from any party dealing with the Plan in connection with a transaction involving Plan assets. Similar provisions in Section 4975 of the Code apply to transactions between disqualified persons and Plans and IRAs and result in the imposition of excise taxes on such disqualified persons.

          If a prohibited transaction has occurred, Plan fiduciaries involved in the transaction could be required to (a) undo the transaction, (b) restore to the Plan any profit realized on the transaction and (c) make good to the Plan any loss suffered by it as a result of the transaction. In addition, parties in interest or disqualified persons would be required to pay excise taxes or penalties.

          If the investment constituted a prohibited transaction under
     Section 408(e)(2) of the Code by reason of the Company engaging in a prohibited transaction with the individual who established an IRA or his beneficiary, the IRA would lose its tax-exempt status. The other penalties for prohibited transactions would not apply.

          Thus, the acquisition of the Series A Preferred Shares by a Plan could result in a prohibited transaction if an Underwriter, the Company, the Bank, Holdings or any of their affiliates is a party in interest or disqualified person with respect to the Plan. Any such prohibited transaction could be treated as exempt under ERISA and the Code if the Series A Preferred Shares were acquired pursuant to and in accordance with one or more "class exemptions" issued by the Department of Labor, such as Prohibited

          Transaction Class Exemption ("PTCE") 75-1 (an exemption for certain transactions involving employee benefit plans and broker-dealers (such as the Underwriters), reporting dealers, and banks), PTCE 84-14 (as exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving an insurance company's general account) and PTCE 96-23 (an exemption for certain transactions determined by a qualifying in-house asset manager).

          A Plan should not acquire the Series A Preferred Shares pursuant to the Offering if such acquisition will constitute a non-exempt prohibited transaction.

     UNRELATED BUSINESS TAXABLE INCOME

          Plan fiduciaries should also consider the consequences of holding more than 10% of the Series A Preferred Shares if the Company is "predominantly held" by qualified trusts. See "Federal Income Tax Considerations Taxation of United States
     Stockholders Treatment of Tax-Exempt Stockholders."

                                UNDERWRITING

         Subject to the terms and conditions of the underwriting
     agreement dated          , 1996 among the Company, the Bank and
     the Underwriters named below (the "Underwriting Agreement"), the
     Company has agreed that the Company will sell to each of the underwriters named below (the "Underwriters"), and each of such Underwriters for which Lehman Brothers Inc. is acting as a representative has severally agreed to purchase from the Company, the respective number of Series A Preferred Shares set forth opposite its name below:
                                                              Number of Shares
                                                                of Series A
                                    Underwriters             Preferred Stock

          Lehman Brothers Inc.                               ---------------
               Total  . . . . . . . . . . . . . .               2,000,000

          Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Series A Preferred Shares offered hereby, if any are taken. The Company has agreed to pay to the Underwriters as compensation
     for arranging the offering     % per Series A Preferred Share,
     except for Series A Preferred Shares sold to certain institutions
     for which the Underwriters Compensation will be     % per Series
     A Preferred Share.

          The Underwriters propose to offer the Series A Preferred Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a
     concession of $      per share. The Underwriters may allow, and
     such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the Series A Preferred Shares are released for sale to the pubic, the offering price and other selling terms may from time to time be varied by the representatives.

          The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 300,000 additional Series A Preferred Shares solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Series A Preferred Shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,000,000 Series A Preferred Shares offered hereby.

          The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the Series A Preferred Shares or which are convertible or exchangeable into securities which are substantially similar to the Series A Preferred Shares without the prior written consent of the representative, except for the Series A Preferred Shares offered in connection with the Offering.

          The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Series A Preferred Shares offered by them.

          Prior to the Offering, there has been no public market for the shares.

          The Series A Preferred Shares will be listed on the New York Stock Exchange. In order to meet one of the requirements for listing the Series A Preferred Shares on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

          The Company and the Bank have agreed to indemnify the



     several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to affiliates of the Company, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                  EXPERTS

          The financial statement as of             , 1996 included in
     this Prospectus has been so included in reliance on the report of


     Ernst and Young, L.L.P. independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  RATINGS

          It is expected that the Series A Preferred Shares will be rated by S & P's, Moody's, Fitch and DCR. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the Series A Preferred Shares, and, accordingly, there can be no assurance that the ratings assigned to the Series A Preferred Shares upon initial issuance will not be lowered or withdrawn by the assigning rating organization at any time thereafter.


                           CERTAIN LEGAL MATTERS

          The validity of the Series A Preferred Shares offered hereby will be passed upon by Keating, Muething & Klekamp, Cincinnati, Ohio for the Company. The validity of the Series A Preferred Shares will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher, Flom, New York, New York. Certain tax matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                  GLOSSARY

          "Advisor" means the Bank in its role as advisor under the Advisory Agreement.

          "Advisory Agreement" means the agreement between the Bank and the Company pursuant to which the Bank will (i) administer the day-to-day operations of the Company, (ii) monitor the credit quality of the Mortgage Assets held by the Company and (iii) advise the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets.

          "Articles of Incorporation" means the Articles of Incorporation of the Company.

          "Bank" means The Provident Bank, state chartered commercial bank.

          "Board of Directors" means the board of directors of the Company.

          "Closing Date" means                  , 1996.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commercial Mortgage Loan" means a Mortgage Loan which is secured by commercial mortgaged property.

          "Commission" means the United States Securities and Exchange
     Commission.

          "Common Stock" means the common stock, no par value per share, of the Company.

          "Company" means Provident Preferred Capital Corp., an Ohio corporation.

          "Custodial Agreement" means the agreement between the Company and the Custodian pursuant to which the Custodian will retain certain documents related to the Mortgage Loans.

          "Custodian" means the Bank in its role as custodian under the Custodial Agreement.

          "Cut-Off Date" means the end of business on
                            , 1996.

          "DCR" means Duff & Phelps Credit Rating Co.

          "Dividend Payment Date" means any of the last business day of March, June, September and December of each year.

          "Dividend Period" means each quarterly period ending May 31,



     June 30, September 30 or December 31, or if such date is not a business day, on the next business day.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excess Shares" means the shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "FHLMC" means Federal Home Loan Mortgage Corporation.

          "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.


          "Fitch" means Fitch Investors Service, L.P.

          "Five or Fewer Test" means the Code requirement that not more than 50% in value of the Company's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code).

          "FNMA" means the Federal National Mortgage Association, or any successor thereto.

          "Foreign Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) non-resident alien individuals, (ii) foreign corporations and foreign partnerships or (iii) foreign trusts and estates.

          "GNMA" means the Government National Mortgage Association or any successor thereto.

          "Holdings" means Provident Bancorp, Inc.

          "Independent Directors" means the members of the Board of Directors who are not current officers or employees of the Company, Holdings, the Bank or any affiliate thereof.

          "Initial Dividend Period" means the first Dividend Period.

          "Initial Portfolio" means the initial portfolio of Mortgage Loans, mortgage-backed securities and cash acquired by the Company.

          "IRA" means an individual retirement arrangement under
     Section 408 of the Code.

          "IRS" means the United States Internal Revenue Service.

          "Junior Stock" means any class or series of equity securities of the Company, other than classes or series of equity securities of the Company expressly designated as being on parity with or senior to the Series A Preferred Stock, as to dividend rights and rights upon liquidation, winding-up or dissolution.

          "Loan-to-Value Ratio" means, with respect to any Mortgage Loan, the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the Mortgaged Property underlying such Mortgage Loan and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

          "Moody's" means Moody's Investor Services Inc.

          "Mortgage Assets" means mortgage loans, mortgage backed securities and cash.

          "Mortgage-Backed Securities" means multi-class mortgage pass through certification issued by the GNMA, FNMA or FHLMC representing and interests in, or obligations backed by, pools of Residential Mortgage Loans on properties located in the U.S.

          "Mortgage Loan" means whole loans secured by commercial or residential real estate properties.

          "Mortgaged Property" means real property that secures a Mortgage Loan.

          "Non-United States Holder" means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includible in gross income for U.S. federal income tax purposes regardless of its source.

          "Offering" means the offering of Series A Preferred Shares pursuant to the Prospectus.

          "One Hundred Persons Test" means the Code requirement that the capital stock of the Company be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

          "Ownership Limit" means the provision in the Company's Articles of Incorporation limiting any person from owning (including shares deemed to be owned by the attribution
     provisions of the Code) more than      % of the lesser of the
     number of the issued and outstanding shares of Preferred Stock or the value of the issued and outstanding shares of the Company.

          "Parity Stock means any class or series of equity securities of the Company which is expressly designated as being on parity with the Series A Preferred Stock.

          "Plan" means a pension, profit-sharing, retirement or other employee benefit plan.

          "Plan Asset Regulation" means the DOL regulations determining the assets of a Plan for purposes of ERISA and the related prohibited transaction excise tax provisions of the Code.

          "Preferred Stock" means preferred stock, par value $25.00 per share, of the Company.

          "Prospectus" means this prospectus, as the same may be amended.

          "PTCE" means Prohibited Transaction Class Exemption.

          "Registration Statement" means the registration statement filed by the Company with the Commission on Form S-11 with respect to the Series A Preferred Shares.

          "REIT" means a real estate investment trust as defined pursuant to the REIT Provisions, or any successor provisions thereof.

          "REIT Provisions" and "REIT Requirements" means Sections 856 through 860 of the Code and the applicable Treasury Regulations.

          "REIT taxable income" shall have the meaning set forth in "Federal Income Tax Considerations Taxation of the Company Annual Distribution Requirements."

          "Residential Mortgage Loan" means a Mortgage Loan that is secured by a residential mortgaged Property.

          "S&P" means Standard & Poor's Corporation.

          "Seller's Warranties, Sale and Servicing Agreements" means the Seller's Warranties, Sale and Servicing Agreements executed between the Bank and the Company as each may separately relate to either the Commercial Mortgage Loans or Residential Mortgage Loans.

          "Senior Stock" means any and all classes or series of equity securities of the Company expressly designated as being senior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Series A Preferred Shares" means the shares of Series A Preferred Stock of the Company offered hereby.

          "Servicer" means the Bank in its role as Servicer pursuant to either of the Seller's Warranties, Sale and Servicing
     Agreements, and its successor in interest and assigns or any successor servicer appointed pursuant to either agreement.

          "Significant Shareholder" means shareholders of Holdings,who after the Offering through their constructive ownership of a beneficial interest in the Bank, will be deemed to own
     constructively approximately    % of the value of the outstanding
     shares of beneficial interest in the Company.

          "Single Family" means one to four family residential housing.

          "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, treaties or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends payable by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          "Treasury Regulations" means the income tax regulations promulgated under the Code.

          "Underwriters" means those underwriters to which the Company will sell the Series A Preferred Shares pursuant to the terms of the Underwriting Agreement.

          "Underwriters' Compensation" means compensation payable to the underwriters as set forth in the Underwriters Agreement.

          "Underwriting Agreement" means the underwriting agreement by and among the Company, the Bank and the Underwriters.

          "United States Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) citizens or residents of the United States, (ii) corporations, partnerships, or other entities created or organized in or under the laws of the United States or of any political subdivisions thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

          "USRPI" means United States real property interest.


     INDEX OF PRINCIPAL TERMS

     Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Advisory Agreement  . . . . . . . . . . . . . . . . . . . . . . 7
     Articles of Incorporation . . . . . . . . . . . . . . . . . . 3,7
     Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,2,4
     Board of Directors  . . . . . . . . . . . . . . . . . . . . . 1,4
     Closing Date  . . . . . . . . . . . . . . . . . . . . . . . .  22
     Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Commercial Mortgage Loan  . . . . . . . . . . . . . . . . . . . 6
     Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . 2,4
     Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Custodial Agreement . . . . . . . . . . . . . . . . . . . . .  22
     Custodian . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Cut-Off Date  . . . . . . . . . . . . . . . . . . . . . . . . . 6
     DCR . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Dividend Payment Date . . . . . . . . . . . . . . . . . . . .  44
     Dividend Period . . . . . . . . . . . . . . . . . . . . . . . . 4
     ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     Excess Shares . . . . . . . . . . . . . . . . . . . . . .   50,64
     Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . 3
     FHLMC . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     FIRPTA  . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Fitch . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Five or Fewer Test  . . . . . . . . . . . . . . . . . . . . .  15
     FNMA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Foreign Stockholders  . . . . . . . . . . . . . . . . . . . .  65
     GNMA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Holdings  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Independent Directors . . . . . . . . . . . . . . . . . . . . 4,7
     Initial Dividend Period . . . . . . . . . . . . . . . . . . .  45
     Initial Portfolio . . . . . . . . . . . . . . . . . . . . . . . 6
     IRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15,49
     Junior Stock  . . . . . . . . . . . . . . . . . . . . . . . .  44
     Loan-to-Value Ratio   . . . . . . . . . . . . . . . . . . . .  28
     Moody's . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Mortgage Assets . . . . . . . . . . . . . . . . . . . . . . . . 4
     Mortgage-Backed Securities  . . . . . . . . . . . . . . . . .  23
     Mortgage Loans  . . . . . . . . . . . . . . . . . . . . . . . . 6
     Mortgaged Property  . . . . . . . . . . . . . . . . . . . . .  11
     Non-United States Holder  . . . . . . . . . . . . . . . . . 56,65
     Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     One Hundred Persons Test  . . . . . . . . . . . . . . . . . .  50
     Ownership Limit . . . . . . . . . . . . . . . . . . . . . . .  15
     Parity Stock  . . . . . . . . . . . . . . . . . . . . . . . .  44
     Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     Plan Asset Regulation . . . . . . . . . . . . . . . . . . .    59
     Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . 4
     Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . .  66
     PTCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Registration Statement  . . . . . . . . . . . . . . . . . . . . 2
     REIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     REIT Provisions . . . . . . . . . . . . . . . . . . . . . . 49,50
     REIT taxable income . . . . . . . . . . . . . . . . . . . .  1,53
     Residential Mortgage Loan . . . . . . . . . . . . . . . . . . . 6
     S & P . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5



     Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . 2
     Seller's Warranties, Sale and
     Servicing Agreements . . . . . . . . . . . . . . . . .  9,22
     Senior Stock  . . . . . . . . . . . . . . . . . . . . . . . .  44
     Series A Preferred Shares . . . . . . . . . . . . . . . . . . . 1
     Servicer  . . . . . . . . . . . . . . . . . . . . . . . . .  9,13
     Significant Shareholders  . . . . . . . . . . . . . . . . . 15,49
     Single Family . . . . . . . . . . . . . . . . . . . . . . . 11,21
     Tax Event . . . . . . . . . . . . . . . . . . . . . . . . .  1,46
     Treasury Regulations  . . . . . . . . . . . . . . . . . .   50,51
     Underwriters  . . . . . . . . . . . . . . . . . . . . . . .  1,61
     Underwriters' Compensation  . . . . . . . . . . . . . . . . . . 1
     Underwriting Agreement  . . . . . . . . . . . . . . . . . . .  61
     United States Stockholders  . . . . . . . . . . . . . . . . 52,55
     USRPI . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56


                        INDEX TO FINANCIAL STATEMENT

     Report of Independent Accountants . . . . . . . . . . . . . . F-2

     Balance Sheet of Provident Preferred Capital Corp. as of
       , 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

     Note to Financial Statement . . . . . . . . . . . . . . . . . F-4


                     REPORT OF INDEPENDENT ACCOUNTANTS

     To the Board of Directors
     of Provident Preferred Capital Corp.

         In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Provident Preferred Capital Corp. (the "Company") at October 1, 1996 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     New York, New York
                      , 1996


                     PROVIDENT PREFERRED CAPITAL CORP.

                               BALANCE SHEET
                              OCTOBER 1, 1996

     ASSETS
       Cash  . . . . . . . . . . . . . . . . . . . . . . . . .    $1,000

     STOCKHOLDER'S EQUITY
     Common Stock, no par value per share, 100 shares
      authorized, issued and outstanding . . . . . . . . . .      $    0

       Additional Paid-in Capital  . . . . . . . . . . . . . .    $1,000

        The Note to Financial Statement is an integral part of this Statement.



                     PROVIDENT PREFERRED CAPITAL CORP.

                        NOTE TO FINANCIAL STATEMENT
     1. ORGANIZATION

         Provident Preferred Capital Corp. (the "Company"), a wholly-owned subsidiary of The Provident Bank (the "Bank"), was incorporated on September 9, 1996 in the State of Ohio.

         The Company intends to invest in mortgage-related assets financed by common and preferred stock offerings and expects to generate income for distribution to its future preferred and common stockholders primarily from the net interest income derived from its investments in mortgage-related assets. The Company intends to operate in a manner that permits it to elect, and it intends to elect, to be subject to tax as a real estate investment trust for federal income tax purposes. The Company has
     not had any operations as of                  , 1996.

         The Company intends to sell preferred stock in an underwritten public offering. The cost of this public offering will be paid by the Company out of proceeds from a sale of common stock to the Bank. If the public offering is not consummated, the



     Bank will pay any offering costs.

     No person has been authorized
     to give any information or make
     any representations other than
     those contained in this                   2,000,000 SHARES
     Prospectus, and, if given or
     made, such information or
     representations must not be         PROVIDENT PREFERRED CAPITAL CORP.
     relied upon as having been
     authorized.  This Prospectus
     does not constitute an offer to          % NON-CUMULATIVE
     sell or a solicitation of an              PREFERRED STOCK,
     offer to buy any securities                   SERIES A
     other than the securities to
     which it relates or an offer to
     sell or a solicitation of an          (Liquidation Preference
     offer to buy such securities in
     any circumstances in which such            $25 Per Share)
     offer or solicitation is                    ____________
     unlawful.  Neither the delivery
     of this Prospectus nor any sale
     made hereunder shall, under any             ____________
     circumstances, create any
     implication that there has been
     no change in the affairs of the
     Company since the date hereof
     or that information contained
     herein is correct as of any
     time subsequent to its date.
                __________

            TABLE OF CONTENTS
                                PAGE
     Additional Information  . .   2
     Prospectus Summary  . . . .   4
     Risk Factors  . . . . . . .   9           Lehman Brothers
     The Company . . . . . . . .  17
     Use of Proceeds . . . . . .  17
          Capitalization  . .  .  19
     Business and Strategy . . .  20
     Management  . . . . . . . .  40
     Certain Transactions
     Constituting the
       Formation . . . . . . . .  43
     Description of Series A
     Preferred Shares  . . . . .  44
     Description of Capital Stock 48
     Federal Income Tax
     Considerations  . . . . . .  51
     ERISA Considerations  . . .  58
     Underwriting  . . . . . . .  61
     Experts . . . . . . . . . .  62
     Ratings . . . . . . . . . .  62
     Certain Legal Matters . . .  63
     Glossary  . . . . . . . . .  64
     Index of Principal Terms  .  68
     Index to Financial Statement F-1
     Note to Financial Statement  U-1


     THROUGH AND INCLUDING
          , 1996 (THE     TH DAY AFTER
     THE COMMENCEMENT OF THE
     OFFERING), ALL DEALERS
     EFFECTING TRANSACTIONS IN THE
     REGISTERED SECURITIES, WHETHER
     OR NOT PARTICIPATING IN THIS
     DISTRIBUTION, MAY BE REQUIRED
     TO DELIVER A PROSPECTUS.  THIS
     IS IN ADDITION TO THE
     OBLIGATION OF DEALERS TO
     DELIVER A PROSPECTUS WHEN
     ACTING AS UNDERWRITERS AND WITH
     RESPECT TO THEIR UNSOLD
     ALLOTMENTS OR SUBSCRIPTIONS.








              PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



Registration Fee...................................  $ 15,151.52

NYSE Listing Fee...................................  $         *

Printing and Engraving Expenses....................  $         *




Legal Fees and Expenses............................  $         *

Accounting Fees and Expenses.......................  $         *

Blue Sky Fees and Expenses.........................  $         *

Financial Advisory Fee.............................  $         *

Miscellaneous......................................  $         *

Total..............................................  $          *


* To be completed by amendment.


ITEM 31. SALES TO SPECIAL PARTIES.

               See response to Item 32 below.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

               In connection with the formation of the Company, the Company will issue 1,000 shares of common stock, no par value per share, to The Provident Bank. A further description of this transaction is set forth in the Prospectus under the heading "Certain Transactions Constituting the Formation" and is incorporated herein by reference. These shares of common stock will be issued in reliance upon the exemption from registration under
Section 4(2) of the Securities Act.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Pursuant to the Ohio General Corporation Law ("OGCL") a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited lability company, or a partnership, joint venture, trust, or to her enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

               The OGCL also permits indemnification by a corporation under similar circumstances for expenses actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

               (a) Any claim, issue, or matter as to which such person is judged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; or

               (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the OGCL.

               The OGCL further provides that to the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

               The OGCL also requires a corporation, unless the Articles or Regulations of a corporation state, by specific reference to Ohio Revised Code Section 1701.13(E)(5), that the statutory mandatory advancement of expenses scheme is not applicable to that corporation, and unless the only liability asserted against a director in such litigation is with respect to alleged illegal dividends, distributions to shareholders or loans, to advance to a director expenses, including attorney's fees, incurred by a director in defending an action, suit or proceeding as they are incurred upon receipt from the director of an undertaking in the statutory form.

               The indemnification and reimbursement of expenses authorized by the OGCL are not exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders of disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

               Corporations may purchase and maintain insurance or furnish similar protection, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the OGCL.

               The Regulations of Provident Preferred Capital Corp. (the "Registrant") require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The Regulations provide a clear and unconditional right to indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The Regulations further specify that the right to indemnification so provided is a contract right, and set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the Regulations which entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against the Registrant and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws, which right of indemnification and of advancement of expenses is not exclusive.

               The Registrant's Regulations also provide that the Registrant may enter into contracts with any director, officer, employee or agent of the Registrant in furtherance of the indemnification provisions in the Regulations, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

               Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS.

               (a)    Financial Statements

               Not applicable.

               (b)    Exhibits


EXHIBIT NUMBER
                        DESCRIPTION

1* -- Form of Underwriting Agreement among the Company, the Bank and the Underwriters

3(a)(i)       -- Articles of Incorporation of the Company

3(a)(ii)      -- Regulations of the Company

4*            -- Specimen of Certificate representing Series A Preferred
              Shares

5* -- Opinion of Keating, Muething & Klekamp, counsel to the Company, relating to the Series A Preferred Shares

8* -- Opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Company, relating to certain tax matters

10(a)* -- Form of Seller's Warranties, Sale and Purchase Agreement (Residential Mortgages)

10(b)* -- Form of Seller's Warranties, Sale and Purchase Agreement (Commercial Mortgages)

10(c)*        -- Form of Advisory Agreement between the Company and the
              Bank

23(a)*        -- Consent of Ernst & Young, L.L.P.

23(b)*        -- Consent of Keating, Muething & Klekamp (included in
              Exhibit 5)




23(c)* -- Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 8)


* To be filed by amendment


ITEM 36. UNDERTAKINGS.

               The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer, or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               The undersigned Registrant hereby further undertakes that:

                      (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

                      (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, Ohio on October 4, 1996.

Provident Preferred Capital Corp.
By: /s/ Allen L. Davis
Allen L. Davis
Chairman of the Board and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen L. Davis, John R. Farrenkopf and Mark E. Magee, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and restitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hreby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


SIGNATURE                      TITLE(S)                           DATE

/s/ Allen L. Davis          Chairman of the Board and      October 4, 1996
Allen L. Davis              Chief Executive Office
                            Principal Executive Officer)

/s/ John R. Farrenkopf      Chief Financial Officer        October 4, 1996
John R. Farrenkopf          and Controller (Principal
                            Financial Officer and
                            Principal Accounting Officer)

/s/ Phillip R. Myers        Executive Vice-President       October 4, 1996



Phillip R. Myers            and Director


/s/ Jack M. Cook            Director                       October 4, 1996
Jack M. Cook

/s/ Thomas D. Grote, Jr.    Director                       October 4, 1996
Thomas D. Grote, Jr.

/s/ Joseph A. Pedoto        Director                       October 4, 1996
Joseph A. Pedoto

/s/ Sidney A. Peerless      Director                       October 4, 1996
Sidney A. Peerless



                                 FORM S-11
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                      OF CERTAIN REAL ESTATE COMPANIES


                     PROVIDENT PREFERRED CAPITAL CORP.



                                EXHIBIT LIST


EXHIBIT NUMBER
                        DESCRIPTION


1* -- Form of Underwriting Agreement among the Company, the Bank and the Underwriters

3(a)(i)       -- Articles of Incorporation of the Company

3(a)(ii)      -- Regulations of the Company

4*            -- Specimen of Certificate representing Series A Preferred
              Shares

5* -- Opinion of Keating, Muething & Klekamp, counsel to the Company, relating to the Series A Preferred Shares

8* -- Opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Company, relating to certain tax matters

10(a)* -- Form of Seller's Warranties, Sale and Purchase Agreement (Residential Mortgages)

10(b)* -- Form of Seller's Warranties, Sale and Purchase Agreement (Commercial Mortgages)

10(c)*        -- Form of Advisory Agreement between the Company and the
              Bank

23(a)*        -- Consent of Ernst & Young, L.L.P.

23(b)*        -- Consent of Keating, Muething & Klekamp (included in
              Exhibit 5)

23(c)* -- Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 8)


* To be filed by amendment